The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-157690
SUBJECT TO COMPLETION, DATED MAY 28, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 4, 2009)

7,000,000 Shares

LEAP WIRELESS INTERNATIONAL, INC.

Common Stock

We are offering 7,000,000 shares of our common stock to be sold in the offering.

Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “LEAP.” The last reported sale price of our common stock on the NASDAQ Global Select Market on May 27, 2009 was $ 41.05.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT AND THE RISKS DESCRIBED IN THE DOCUMENTS WE INCORPORATE BY REFERENCE FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co. has agreed to purchase the common stock from us at a price of $           per share which will result in $           of proceeds to us (before expenses).

Goldman, Sachs & Co. may offer the common stock in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on or about                    , 2009.

Goldman, Sachs & Co.

The date of this prospectus supplement is May  , 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, the terms “we,” “our,” “ours” and “us” refer to Leap Wireless International, Inc., a Delaware corporation, or Leap, and its wholly owned subsidiaries, unless the context suggests otherwise. Leap is a holding company and conducts operations only through its wholly owned subsidiary Cricket Communications, Inc., a Delaware corporation, or Cricket, and Cricket’s subsidiaries.

This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of common stock. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference into this prospectus supplement and the accompanying prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current forecast of certain aspects of our future. You can generally identify forward-looking statements by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this prospectus supplement and the accompanying prospectus. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. Such risks, uncertainties and assumptions include, among other things:

•	our ability to attract and retain customers in an extremely competitive marketplace;

•	the duration and severity of the current recession in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect the demand for the services we provide;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product offerings and execute effectively on our planned coverage expansion, launches of markets we acquired in the Federal Communications Commission’s, or FCC’s, auction for Advanced Wireless Services, or Auction #66, and other strategic activities;

•	our ability to obtain roaming services from other carriers at cost-effective rates;

•	our ability to maintain effective internal control over financial reporting;

•	delays in our market expansion plans, including delays resulting from any difficulties in funding such expansion through our existing cash, cash generated from operations or additional capital, or delays by existing

S-ii

U.S. government and other private sector wireless operations in clearing the Advanced Wireless Services, or AWS, spectrum, some of which users are permitted to continue using the spectrum for several years;

•	our ability to attract, motivate and retain an experienced workforce;

•	our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;

•	failure of our network or information technology systems to perform according to expectations; and

•	other factors detailed in the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement and in our other filings with the Securities and Exchange Commission, or SEC, that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

All forward-looking statements contained or incorporated by reference into this prospectus supplement and the accompanying prospectus should be considered in the context of these risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus supplement and the accompanying prospectus are cautioned not to place undue reliance on the forward-looking statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information that we file later with the SEC. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 11, 2009;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2009;

•	our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 27, 2009;

•	our Current Report on Form 8-K dated February 10, 2009 filed with the SEC on February 17, 2009; and

•	the description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on July 1, 1998, as amended.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering of securities hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide at no cost to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon oral or written request of such person, a copy of any or all of the

S-iii

reports or documents that have been incorporated by reference in this prospectus supplement and the accompanying prospectus, but not delivered therewith. Requests for such copies should be directed to:

Leap Wireless International, Inc.
Attn: Director of Investor Relations
10307 Pacific Center Court
San Diego, California 92121
(858) 882-6000

These documents may also be accessed through our website at www.leapwireless.com or as described under the heading “Where You Can Find More Information” in the accompanying prospectus. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus supplement and the accompanying prospectus.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the financial statements and related notes and other information incorporated by reference, before making an investment decision. Unless otherwise specified, information relating to population and potential customers, or POPs, is based on 2009 population estimates provided by Claritas Inc.

Overview of Our Business

We are a wireless communications carrier that offers digital wireless services in the U.S. under the “Cricket®” brand. Our Cricket service offerings provide customers with unlimited wireless services for a flat rate without requiring a fixed-term contract or a credit check. Cricket service is offered by Cricket, a wholly owned subsidiary of Leap, and is also offered in Oregon by LCW Wireless Operations, LLC, or LCW Operations, and in the upper Midwest by Denali Spectrum Operations, LLC, or Denali Operations. Cricket owns an indirect 73.3% non-controlling interest in LCW Operations through a 73.3% non-controlling interest in LCW Wireless, LLC, or LCW Wireless, and owns an indirect 82.5% non-controlling interest in Denali Operations through an 82.5% non-controlling interest in Denali Spectrum, LLC, or Denali. LCW Wireless and Denali are designated entities under FCC regulations. We consolidate our interests in LCW Wireless and Denali in accordance with Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” or FIN 46R, because these entities are variable interest entities and we will absorb a majority of their expected losses.

At March 31, 2009, Cricket service was offered in 32 states and had approximately 4.34 million customers. As of March 31, 2009, we, LCW Wireless License, LLC, or LCW License (a wholly owned subsidiary of LCW Operations), and Denali Spectrum License Sub, LLC, or Denali License Sub (an indirect wholly owned subsidiary of Denali) owned wireless licenses covering an aggregate of approximately 179.4 million POPs (adjusted to eliminate duplication from overlapping licenses). The combined network footprint in our operating markets covered approximately 83.8 million POPs as of March 31, 2009, which includes incremental POPs attributed to ongoing footprint expansion in existing markets. The licenses we and Denali purchased in Auction #66, together with the existing licenses we own, provide 20 MHz of coverage and the opportunity to offer enhanced data services in almost all markets in which we currently operate or are building out, assuming Denali License Sub were to make available to us certain of its spectrum.

We plan to expand our network footprint by launching Cricket service in new markets and improving coverage in our existing markets. We and Denali Operations intend to launch markets covering approximately 25 million additional POPs by the middle of 2009 (measured on a cumulative basis beginning January 2009). As part of these expansion plans, during the three months ended March 31, 2009, we and Denali Operations launched new markets in Chicago and Philadelphia covering approximately 16.7 million additional POPs. In addition, we also previously identified up to approximately 16 million additional POPs that we could elect to cover with Cricket service in the next 18 to 24 months. We intend to launch markets covering approximately eight million of these additional POPs by the end of 2010 and expect to make a determination with respect to any launch of the remaining additional POPs in the coming quarters. We intend to fund the costs required to build out and launch any new markets associated with these 16 million additional POPs with cash on hand and cash generated from operations. The pace and timing of any such build-out and launch activities will depend upon the performance of our business and our available cash resources. We also plan to continue to improve our network coverage and capacity in many of our existing markets, allowing us to offer our customers an improved service area. In addition to these expansion plans, we and Denali License Sub hold licenses in other markets that are suitable for Cricket service, and we and Denali Operations may develop some of the licenses covering these additional POPs through partnerships with others.

Our Cricket service offerings are based on providing unlimited wireless services to customers, and the value of unlimited wireless services is the foundation of our business. Our primary Cricket service is Cricket Wireless, which offers customers unlimited wireless voice and data services for a flat monthly rate. Our most popular Cricket Wireless rate plan combines unlimited local and U.S. long distance service from any Cricket service area with unlimited use of multiple calling features and messaging services. We also offer a flexible payment option,

BridgePaytm, which gives our customers greater flexibility in the use and payment of our Cricket Wireless service and which we believe will help us to improve customer retention. In addition to our Cricket Wireless voice and data services, we offer Cricket Broadband, our unlimited mobile broadband service, which allows customers to access the internet through their computers for one low, flat rate with no long-term commitments or credit checks. As of March 31, 2009, our Cricket Broadband service was available in all of our and our joint ventures’ Cricket markets, and we intend to make the service available in additional new Cricket markets that we launch. In addition, we also offer Cricket PAYGotm, a daily pay-as-you-go unlimited prepaid wireless service designed for customers who prefer the flexibility and control offered by traditional prepaid services but who are seeking greater value for their dollar. We began an introductory launch of Cricket PAYGo in select markets in October 2008, and in April 2009 we expanded the availability of the service to make Cricket PAYGo available in all of our and our joint ventures’ Cricket markets.

We believe that our business model is different from most other wireless companies. Our services primarily target market segments underserved by traditional communications companies: our customers tend to be younger, have lower incomes and include a greater percentage of ethnic minorities. We have designed our Cricket services to appeal to customers who value unlimited wireless services with predictable monthly billing and who use the majority of those wireless services from within Cricket service areas. Our internal customer surveys indicate that approximately 65% of our Cricket Wireless customers use our service as their sole phone service and approximately 90% as their primary phone service. For the three months ended March 31, 2009, our customers used our Cricket Wireless service for an average of approximately 1,500 minutes per month, which was substantially above the U.S. wireless national carrier customer average.

The majority of wireless customers in the U.S. subscribe to post-pay services that may require credit approval and a contractual commitment from the subscriber for a period of at least one year and may include overage charges for call volumes in excess of a specified maximum. According to International Data Corporation, U.S. wireless penetration was approximately 89% at December 31, 2008. We believe that a large portion of the remaining growth potential in the U.S. wireless market consists of customers who are price-sensitive, who have lower credit scores or who prefer not to enter into fixed-term contracts. We believe our prepaid and pay-in-advance services appeal strongly to these customer segments. We believe that we are able to serve these customers and generate significant operating income before depreciation and amortization, or OIBDA, because of our high-quality network and low customer acquisition and operating costs.

We believe that our business model is scalable and can be expanded successfully into adjacent and new markets because we offer a differentiated service and an attractive value proposition to our customers at costs significantly lower than most of our competitors, and accordingly we continue to enhance our current market clusters and expand our business into new geographic markets. In addition to our current business expansion efforts, we may also pursue other activities to build our business, which could include (without limitation) the acquisition of additional spectrum through private transactions or FCC auctions, entering into partnerships with others to launch and operate additional markets or to reduce operating costs in existing markets, the acquisition of other wireless communications companies or complementary businesses or the deployment of next-generation network technology over the longer term. We also expect to continue to look for opportunities to optimize the value of our spectrum portfolio. Because some of the licenses that we and Denali License Sub hold include large regional areas covering both rural and metropolitan communities, we and Denali may seek to partner with others, sell some of this spectrum or pursue alternative products or services to utilize or benefit from the spectrum not otherwise used for Cricket service.

We expect that we will continue to build out and launch new markets and pursue other expansion activities for the next several years. We intend to be disciplined as we pursue these expansion efforts and to remain focused on our position as a low-cost leader in wireless telecommunications. We expect to achieve increased revenues and incur higher operating expenses as our existing business grows and as we build out and launch service in new markets. Large-scale construction projects for the build-out of our new markets will require significant capital expenditures and may suffer cost overruns. Any such significant capital expenditures or increased operating expenses will decrease OIBDA and free cash flow for the periods in which we incur such costs. However, we are willing to incur such expenditures because we expect that our expansion activities will be beneficial to our business and create additional value for our stockholders.

Our Business Strategy

Our business strategy is to (1) target market segments underserved by traditional communications companies, (2) maintain an industry-leading cost structure, (3) continue to develop and evolve our product and service offerings, (4) build our brand awareness and improve the productivity of our distribution system, (5) continue to expand our network coverage and capacity in our existing markets and (6) continue to develop and enhance our market clusters and expand into new geographic markets.

Concurrent Offering

Cricket is offering $1,100 million aggregate principal amount of senior secured notes due 2016 concurrently with this offering of common stock, which we refer to in this prospectus supplement as the concurrent secured notes offering. Should Cricket complete the concurrent secured notes offering, we intend to use the net proceeds to repay all amounts outstanding under our senior secured credit agreement, or the Credit Agreement (which includes a prepayment premium of approximately $17.5 million), and to pay approximately $8.1 million in connection with the unwinding of our associated interest rate swap agreements. In connection with such repayment, the Credit Agreement will be terminated. We intend to use any remaining net proceeds for general corporate purposes, which could include the expansion and improvement of our network footprint, acquisitions of additional spectrum or complementary businesses and, over the longer term, the deployment of next-generation network technology. Pending application of the net proceeds, we will invest the net proceeds in short-term, investment-grade, interest-bearing securities. However, the completion of this offering of common stock is not contingent upon the completion of the concurrent secured notes offering and there is no guarantee that the concurrent secured notes offering will, in fact, be completed. The completion of the concurrent secured notes offering is not contingent upon the completion of this offering of common stock. This prospectus supplement and the accompanying prospectus shall not be deemed to be an offer to sell or a solicitation of an offer to buy any securities offered in the concurrent secured notes offering. The secured notes will not be registered under the Securities Act of 1933, or the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The secured notes will only be offered to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act.

Corporate Information

Leap was formed as a Delaware corporation in June 1998. Leap’s shares began trading publicly in September 1998, and we launched our innovative Cricket service in March 1999. In April 2003, we filed voluntary petitions for relief under Chapter 11 in federal bankruptcy court. On August 16, 2004, our plan of reorganization became effective and we emerged from Chapter 11 bankruptcy. On that date, a new board of directors of Leap was appointed, Leap’s previously existing stock, options and warrants were cancelled, and Leap issued 60 million shares of new Leap common stock to two classes of creditors. On June 29, 2005, Leap became listed for trading on the NASDAQ National Market (now known as the NASDAQ Global Market) under the symbol “LEAP,” and our common stock currently trades on the NASDAQ Global Select Market, also under the symbol “LEAP.”

Our principal executive offices are located at 10307 Pacific Center Court, San Diego, California 92121 and our telephone number at that address is (858) 882-6000. Our principal websites are located at www.leapwireless.com, www.mycricket.com and www.jumpmobile.com. The information contained in, or that can be accessed through, our websites is not part of this prospectus supplement.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Clicks, Flex Bucket, Jump, the Cricket stylized “K” and Real Unlimited.Unreal Savings are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: Cricket Wireless, MyPerks, Cricket MyPerks, Cricket PAYGo, BridgePay, Cricket By Week, Cricket Choice, Cricket Connect and Cricket Nation. All other trademarks are the property of their respective owners.

The Offering

Common stock offered by us in this offering	7,000,000 shares.

Common stock to be outstanding after this offering	77,160,914 shares.

Use of proceeds	We intend to use the net proceeds from the sale of the common stock offered by us under this prospectus supplement for general corporate purposes, which could include the expansion and improvement of our network footprint, acquisitions of additional spectrum or complementary businesses and, over the longer term, the deployment of next-generation network technology.

NASDAQ Global Select Market symbol	LEAP

Risk factors	See “Risk Factors” included in this prospectus supplement, as well as other information included in and incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding after this offering is based on 70,160,914 shares outstanding as of March 31, 2009, and this information excludes:

•	4,639,047 shares of common stock reserved for issuance upon the exercise of outstanding stock options under our 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan at a weighted average exercise price of $44.48;

•	396,832 shares of common stock available for future issuance under our 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan;

•	64,000 shares of common stock reserved for issuance upon the exercise of outstanding stock options under our 2009 Employment Inducement Equity Incentive Plan at a weighted average exercise price of $34.09;

•	223,600 shares of common stock available for future issuance under our 2009 Employment Inducement Equity Incentive Plan;

•	665,067 shares of common stock available for future issuance under our Employee Stock Purchase Plan;

•	4,761,000 shares of common stock reserved for issuance upon conversion of the $250.0 million in aggregate principal amount of our convertible senior notes due 2014; and

•	shares reserved for potential issuance to CSM Wireless, LLC, or CSM. We have reserved five percent of our outstanding common stock, which was approximately 3,508,046 shares as of March 31, 2009, for potential issuance to CSM upon the exercise of CSM’s option to put its entire equity interest in LCW Wireless to Cricket. Subject to certain conditions and, unless repaid and terminated, restrictions in our Credit Agreement, we will be obligated to satisfy the put price in cash or in shares of our common stock, or a combination of cash and common stock, in our sole discretion. See “Part I — Item 1. Business — Arrangements with LCW Wireless” in our Annual Report on Form 10-K for the year ended December 31, 2008 for additional information, which is incorporated by reference herein.

In addition, subsequent to March 31, 2009 our stockholders approved an amendment to our 2004 Stock Option, Restricted Stock and Deferred Unit Plan which increased the shares of common stock available for future issuance under such plan by 1,000,000 shares.

Summary Consolidated Financial Data and Other Data

The following tables summarize the financial data for our business, which are derived from our unaudited financial accounting records. For a more detailed explanation of our financial condition and operating results, you should read “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. References in these tables to “Predecessor Company” refer to Leap and its subsidiaries on or prior to July 31, 2004. References to “Successor Company” refer to Leap and its subsidiaries after July 31, 2004, after giving effect to the implementation of fresh-start reporting. The financial statements of the Successor Company are not comparable in many respects to the financial statements of the Predecessor Company because of the effects of the consummation of the plan of reorganization as well as the adjustments for fresh-start reporting.

	Predecessor
	Company	Successor Company
	Seven	Five
	Months	Months					Three Months
	Ended	Ended					Ended
	July 31,	December 31,	Year Ended December 31,				March 31,
	2004	2004	2005	2006	2007	2008	2008	2009
	(Unaudited and in thousands, except per share data)

Statement of Operations Data(1)
Revenues:
Service revenues	$405,850	$289,355	$768,916	$956,365	$1,395,667	$1,709,101	$398,929	$514,005
Equipment revenues	86,906	61,492	188,855	210,822	235,136	249,761	69,455	72,982

Total revenues	492,756	350,847	957,771	1,167,187	1,630,803	1,958,862	468,384	586,987

Operating expenses:
Cost of service (exclusive of items shown separately below)	(114,628)	(80,286)	(203,548)	(264,162)	(384,128)	(488,298)	(111,170)	(144,344)
Cost of equipment	(101,441)	(85,460)	(230,520)	(310,834)	(405,997)	(465,422)	(114,221)	(157,796)
Selling and marketing	(51,997)	(39,938)	(100,042)	(159,257)	(206,213)	(294,917)	(58,100)	(103,523)
General and administrative	(81,514)	(57,110)	(159,741)	(196,604)	(271,536)	(331,691)	(75,907)	(96,177)
Depreciation and amortization	(178,120)	(75,324)	(195,462)	(226,747)	(302,201)	(331,448)	(82,639)	(89,733)
Impairment of assets	—	—	(12,043)	(7,912)	(1,368)	(177)	—	—

Total operating expenses	(527,700)	(338,118)	(901,356)	(1,165,516)	(1,571,443)	(1,911,953)	(442,037)	(591,573)
Gain (loss) on sale or disposal of assets	532	—	14,587	22,054	902	(209)	(291)	3,581

Operating income (loss)	(34,412)	12,729	71,002	23,725	60,262	46,700	26,056	(1,005)
Equity in net income (loss) of investee	—	—	—	—	(2,309)	(298)	(1,062)	1,479
Interest income	—	1,812	9,957	23,063	28,939	14,571	4,781	945
Interest expense	(4,195)	(16,594)	(30,051)	(61,334)	(121,231)	(158,259)	(33,357)	(41,851)
Other income (expense), net	(293)	(117)	1,392	(3,089)	(6,182)	(7,125)	(4,036)	(63)

Income (loss) before reorganization items, income taxes and cumulative effect of change in accounting principle	(38,900)	(2,170)	52,300	(17,635)	(40,521)	(104,411)	(7,618)	(40,495)
Reorganization items, net	962,444	—	—	—	—	—	—	—

Income (loss) before income taxes and cumulative effect of change in accounting principle	923,544	(2,170)	52,300	(17,635)	(40,521)	(104,411)	(7,618)	(40,495)

	Predecessor
	Company	Successor Company
	Seven	Five
	Months	Months					Three Months
	Ended	Ended					Ended
	July 31,	December 31,	Year Ended December 31,				March 31,
	2004	2004	2005	2006	2007	2008	2008	2009
	(Unaudited and in thousands, except per share data)

Income tax expense	(4,166)	(3,930)	(21,615)	(7,684)	(34,632)	(37,201)	(9,278)	(6,865)

Income (loss) before cumulative effect of change in accounting principle	919,378	(6,100)	30,685	(25,319)	(75,153)	(141,612)	(16,896)	(47,360)
Cumulative effect of change in accounting principle	—	—	—	623	—	—	—	—

Net income (loss)	919,378	(6,100)	30,685	(24,696)	(75,153)	(141,612)	(16,896)	(47,360)
Accretion of redeemable noncontrolling interests	—	—	—	(2,106)	(5,146)	(8,588)	(1,923)	(2,936)

Net income (loss) attributable to common stockholders	$919,378	$(6,100)	$30,685	$(26,802)	$(80,299)	$(150,200)	$(18,819)	$(50,296)

Basic earnings (loss) per share attributable to common stockholders(2):
Earnings (loss) before cumulative effect of change in accounting principle and after accretion of redeemable noncontrolling interests	$15.68	$(0.10)	$0.51	$(0.44)	$(1.20)	$(2.21)	$(0.28)	$(0.74)
Cumulative effect of change in accounting principle	—	—	—	0.01	—	—	—	—

Basic earnings (loss) per share attributable to common stockholders	$15.68	$(0.10)	$0.51	$(0.43)	$(1.20)	$(2.21)	$(0.28)	$(0.74)

Diluted earnings (loss) per share attributable to common stockholders(2):
Earnings (loss) before cumulative effect of change in accounting principle and after accretion of redeemable noncontrolling interests	$15.68	$(0.10)	$0.50	$(0.44)	$(1.20)	$(2.21)	$(0.28)	$(0.74)
Cumulative effect of change in accounting principle	—	—	—	0.01	—	—	—	—

Diluted earnings (loss) per share attributable to common stockholders	$15.68	$(0.10)	$0.50	$(0.43)	$(1.20)	$(2.21)	$(0.28)	$(0.74)

Shares used in per share calculations(2):
Basic	58,623	60,000	60,135	61,645	67,100	68,021	67,529	68,189

Diluted	58,623	60,000	61,003	61,645	67,100	68,021	67,529	68,189

	As of December 31,					As of March 31,
	2004	2005	2006	2007	2008	2009
	(Unaudited and in thousands)

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$254,224	$384,054	$439,212	$612,570	$595,851	$488,112
Working capital	150,868	245,366	185,191	380,384	278,576	127,683
Restricted cash, cash equivalents and short-term investments(3)	31,427	13,759	13,581	15,550	4,780	4,559
Total assets	2,213,312	2,499,946	4,084,947	4,432,998	5,052,857	5,050,790
Capital leases	—	—	—	61,538	11,399	11,073
Long-term debt	371,355	588,333	1,676,500	2,033,902	2,566,025	2,561,046
Total stockholders’ equity	1,472,347	1,517,601	1,769,348	1,717,505	1,612,676	1,575,597

	Predecessor
	Company	Successor Company
	Seven	Five
	Months	Months
	Ended	Ended
	July 31,	December 31,	Year Ended December 31,				Three Months Ended March 31,
	2004	2004	2005	2006	2007	2008	2008	2009
	(Unaudited and in thousands, except for ratios and percentages)

Other Financial Data:
Adjusted OIBDA(4)	$142,339	$88,053	$276,399	$256,055	$392,268	$413,749	$118,688	$96,802
Adjusted OIBDA margin(5)	35%	30%	36%	27%	28%	24%	30%	19%
Existing business adjusted OIBDA(4)	$142,339	$88,053	$276,399	$256,055	$392,268	$585,780	$134,962	$164,363
Existing business adjusted OIBDA margin(5)	35%	30%	36%	27%	28%	36%	34%	37%

(1)	The consolidated financial information for the Successor Company has been adjusted retrospectively to give effect to Leap’s adoption on January 1, 2009 of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51,” or SFAS 160. The cumulative impact to our financial statements as a result of the adoption of SFAS 160 resulted in a $9.2 million reduction to stockholders’ equity, a $5.8 million reduction to deferred tax liabilities and a $15.0 million increase to redeemable noncontrolling interests (formerly referred to as minority interests) as of December 31, 2008. We have retrospectively applied SFAS 160 to all prior periods.

(2)	Refer to Notes 2 and 5 to our annual consolidated financial statements, and to Note 4 to our condensed consolidated financial statements for the three months ended March 31, 2009, incorporated by reference in this prospectus supplement for an explanation of the calculation of basic and diluted earnings (loss) per share.

(3)	Restricted cash, cash equivalents and short-term investments consist primarily of amounts that we have set aside to satisfy certain contractual obligations. From 2004 to 2007, restricted cash, cash equivalents and short-term investments primarily consisted of amounts we had set aside to satisfy remaining allowed administrative claims and allowed priority claims against Leap and Cricket following their emergence from bankruptcy.

(4)	Adjusted OIBDA is defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit). Existing business adjusted OIBDA further adjusts adjusted OIBDA to exclude total revenues attributable to our business operations in markets launched after December 31, 2007 and our Cricket Broadband service offering, and to add back operating expenses attributable to such activities that were included in total operating expenses (other than depreciation and amortization and share-based compensation expense, which have already been added back to adjusted OIBDA). Generally, for purposes of calculating these measures, corporate-level and regional-level overhead expenses are allocated to our markets based on gross customer additions and weighted-average customers by market.

Adjusted OIBDA and existing business adjusted OIBDA are non-GAAP financial measures. Adjusted OIBDA and existing business adjusted OIBDA should not be construed as alternatives to operating income or net income as determined in accordance with GAAP, as alternatives to cash flows from operating activities as determined in accordance with GAAP or as measures of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and existing business adjusted OIBDA, as well as the associated percentage margin calculations, are meaningful measures of our operating performance. We use adjusted OIBDA and existing business adjusted OIBDA as supplemental performance measures because management believes they facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA and existing business adjusted OIBDA facilitate internal comparisons of our historical operating performance, management also uses these metrics for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA, existing business adjusted OIBDA, and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and existing business adjusted OIBDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect capital expenditures;

•	although they do not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted OIBDA and existing business adjusted OIBDA do not reflect cash requirements for such replacements;

•	they do not reflect costs associated with share-based awards exchanged for employee services;

•	they do not reflect the interest expense necessary to service interest or principal payments on current future indebtedness;

•	they do not reflect expenses incurred for the payment of income taxes and other taxes; and

•	other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Management understands these limitations and considers adjusted OIBDA and existing business adjusted OIBDA as financial performance measures that supplement but do not replace the information provided to management by our GAAP results. See “Reconciliation of Non-GAAP Financial Measures” below.

(5)	Adjusted OIBDA margin is calculated by dividing adjusted OIBDA by service revenues. Existing business adjusted OIBDA margin is calculated by dividing existing business adjusted OIBDA by existing business service revenues. The term “existing business” refers to our and our joint ventures’ business operations in markets in service on or prior to December 31, 2007, excluding any effects of our Cricket Broadband service. See “Reconciliation of Non-GAAP Financial Measures” below.

Reconciliation of Non-GAAP Financial Measures

Adjusted OIBDA and existing business adjusted OIBDA are considered “non-GAAP” financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

The following table reconciles adjusted OIBDA and existing business adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA and existing business adjusted OIBDA (unaudited; in thousands):

	Predecessor
	Company	Successor Company
	Seven	Five
	Months	Months
	Ended	Ended
	July 31,	December 31,	Year Ended December 31,				Three Months Ended March 31,
	2004	2004	2005	2006	2007	2008	2008	2009

Operating income (loss)	$(34,412)	$12,729	$71,002	$23,725	$60,262	$46,700	$26,056	$(1,005)
Plus depreciation and amortization	178,120	75,324	195,462	226,747	302,201	331,448	82,639	89,733

OIBDA	$143,708	$88,053	$266,464	$250,472	$362,463	$378,148	$108,695	$88,728
Less (gain) loss on sale or disposal of assets	(532)	—	(14,587)	(22,054)	(902)	209	291	(3,581)
Plus impairment of assets	—	—	12,043	7,912	1,368	177	—	—
Plus share-based compensation expense (benefit)	(837)	—	12,479	19,725	29,339	35,215	9,702	11,655

Adjusted OIBDA	$142,339	$88,053	$276,399	$256,055	$392,268	$413,749	$118,688	$96,802
Plus net operating expense attributable to markets launched after December 31, 2007 and the Cricket Broadband service included in total operating expenses	—	—	—	—	—	172,031	16,274	67,561

Existing business adjusted OIBDA	$142,339	$88,053	$276,399	$256,055	$392,268	$585,780	$134,962	$164,363
Adjusted OIBDA and existing business OIBDA margin:
Service revenues	$405,850	$289,355	$768,916	$956,365	$1,395,667	$1,709,101	$398,929	$514,005
Adjusted OIBDA margin	35%	30%	36%	27%	28%	24%	30%	19%

Existing business service revenues	$405,850	$289,355	$768,916	$956,365	$1,395,667	$1,629,164	$398,749	$444,018
Existing business adjusted OIBDA margin	35%	30%	36%	27%	28%	36%	34%	37%

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before you decide to buy the shares offered by this prospectus supplement and the accompanying prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business and Industry

We Have Experienced Net Losses, and We May Not Be Profitable in the Future.

We experienced net losses of $47.4 million for the three months ended March 31, 2009, $141.6 million for the year ended December 31, 2008, $75.2 million for the year ended December 31, 2007 and $24.7 million for the year ended December 31, 2006. We may not generate profits in the future on a consistent basis or at all. Our strategic objectives depend, in part, on our ability to build out and launch networks associated with newly acquired FCC licenses, including the licenses that we and Denali acquired in Auction #66, and we will experience higher operating expenses as we build out and after we launch our service in these new markets. If we fail to achieve consistent profitability, that failure could have a negative effect on our financial condition.

We May Not Be Successful in Increasing Our Customer Base Which Would Negatively Affect Our Business Plans and Financial Outlook.

Our growth on a quarter-by-quarter basis has varied substantially in the past. We believe that this uneven growth generally reflects seasonal trends in customer activity, promotional activity, competition in the wireless telecommunications market, our pace of new market launches, and varying national economic conditions. Our current business plans assume that we will continue to increase our customer base over time, providing us with increased economies of scale. Our ability to continue to grow our customer base and achieve the customer penetration levels we currently believe are possible in our markets is subject to a number of risks, including, among other things, increased competition from existing or new competitors, higher than anticipated churn, our inability to increase our network capacity to meet increasing customer demand, unfavorable economic conditions (which may have a disproportionate negative impact on portions of our customer base), changes in the demographics of our markets, adverse changes in the legislative and regulatory environment and other factors that may limit our ability to grow our customer base. If we are unable to attract and retain a growing customer base, our current business plans and financial outlook may be harmed.

General Economic Conditions May Adversely Affect Our Business, Financial Performance or Ability to Obtain Debt or Equity Financing on Reasonable Terms or at All.

Our business and financial performance are sensitive to changes in general economic conditions, including changes in interest rates, consumer credit conditions, consumer debt levels, consumer confidence, rates of inflation (or concerns about deflation), unemployment rates, energy costs and other macro-economic factors. Recent market and economic conditions have been unprecedented and challenging, with tighter credit conditions and economic recession continuing in 2009. Continued concerns about the systemic impact of potential long-term and widespread economic recession, high energy costs, geopolitical issues, the availability and cost of credit, and unstable housing and mortgage markets have contributed to increased market volatility and diminished expectations for the economy. In addition, recent federal government interventions in the U.S. financial system led to increased market uncertainty and instability in capital and credit markets. These conditions, combined with volatile energy prices, declining business and consumer confidence and increased unemployment, have contributed to economic volatility of unprecedented levels. As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets and the strength of counterparties has led many lenders and institutional investors to reduce, and in some cases, cease to provide credit to businesses and consumers. These factors have led to a decrease in spending by businesses and consumers alike.

Continued market turbulence and recessionary conditions may materially adversely affect our business and financial performance in a number of ways. Because we do not require customers to sign fixed-term contracts or pass a credit check, our service is available to a broader customer base than that served by many other wireless providers. As a result, during general economic downturns, including periods of decreased consumer confidence or high unemployment, we may have greater difficulty in gaining new customers within this base for our services and some of our existing customers may be more likely to terminate service due to an inability to pay than the average industry customer. In addition, continued recessionary conditions and tight credit conditions may adversely impact our vendors, some of which have filed for or may be considering bankruptcy, as well as suppliers and third-party dealers who could experience cash flow or liquidity problems, which could adversely impact our ability to distribute, market or sell our products and services. We also maintain investments in commercial paper and other short-term investments. Volatility and uncertainty in the financial markets could result in losses or difficulty in monetizing investments in the future. As a result, sustained difficult, or worsening, general economic conditions could have a material adverse effect on our business, financial condition and results of operations.

In addition, general economic conditions have significantly affected the ability of many companies to raise additional funding in the capital markets. For example, U.S. credit markets have experienced significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive and resulting in the general unavailability of many forms of debt financing. Continued uncertainty in the credit markets may negatively impact our ability to access additional debt financing or to refinance existing indebtedness in the future on favorable terms or at all. These general economic conditions have also adversely affected the trading prices of equity securities of many U.S. companies, including Leap, and could significantly limit our ability to raise additional capital through the issuance of common stock, preferred stock or other equity securities. If we require additional capital to fund any activities we elect to pursue in addition to our current business expansion efforts and were unable to obtain such capital on terms that we found acceptable or at all, we would likely reduce our investments in such activities or re-direct capital otherwise available for our business expansion efforts. Any of these risks could impair our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

If We Experience Low Rates of Customer Acquisition or High Rates of Customer Turnover, Our Ability to Become Profitable Will Decrease.

Our rates of customer acquisition and turnover are affected by a number of competitive factors, in addition to the macro-economic factors described above, including the size of our calling areas, network performance and reliability issues, our handset and service offerings (including the ability of customers to cost-effectively roam onto other wireless networks), customer perceptions of our services, customer care quality, wireless number portability and higher deactivation rates among less-tenured customers we gained as a result of our new market launches. We have also experienced an increasing trend of current customers upgrading their handset by buying a new phone, activating a new line of service, and letting their existing service lapse, which trend has resulted in a higher churn rate as these customers are counted as having disconnected service but have actually been retained. Managing these factors and customers’ expectations is essential in attracting and retaining customers. Although we have implemented programs to attract new customers and address customer turnover, we cannot assure you that these programs or our strategies to address customer acquisition and turnover will be successful. In addition, we and Denali Operations launched a significant number of new Cricket markets in 2008 and the first quarter of 2009, and we intend to launch additional markets by the middle of 2009. In newly launched markets, we expect to initially experience a greater degree of customer turnover due to the number of customers new to Cricket service, although we generally expect that churn will gradually improve as the average tenure of customers in such markets increases. A high rate of customer turnover or low rate of new customer acquisition would reduce revenues and increase the total marketing expenditures required to attract the minimum number of customers required to sustain our business plan which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

We Have Made Significant Investment, and Will Continue to Invest, in Joint Ventures That We Do Not Control.

We own a 73.3% non-controlling interest in LCW Wireless, which was awarded a wireless license for the Portland, Oregon market in Auction #58 and to which we contributed, among other things, two wireless licenses in Eugene and Salem, Oregon and related operating assets. We also own an 82.5% non-controlling interest in Denali, an entity which acquired a wireless license covering the upper mid-west portion of the U.S in Auction #66 through a wholly owned subsidiary. LCW Wireless and Denali acquired their wireless licenses as “very small business” designated entities under FCC regulations. Our participation in these joint ventures is structured as a non-controlling interest in order to comply with FCC rules and regulations. We have agreements with our joint venture partners in LCW Wireless and Denali that are intended to allow us to actively participate to a limited extent in the development of the business through the joint venture. However, these agreements do not provide us with control over the business strategy, financial goals, build-out plans or other operational aspects of the joint venture. The FCC’s rules restrict our ability to acquire controlling interests in such entities during the period that such entities must maintain their eligibility as a designated entity, as defined by the FCC. The entities or persons that control the joint ventures may have interests and goals that are inconsistent or different from ours which could result in the joint venture taking actions that negatively impact our business or financial condition. In addition, if any of the other members of a joint venture files for bankruptcy or otherwise fails to perform its obligations or does not manage the joint venture effectively, we may lose our equity investment in, and any present or future opportunity to acquire the assets (including wireless licenses) of, such entity.

The FCC has implemented rule changes aimed at addressing alleged abuses of its designated entity program. While we do not believe that these recent rule changes materially affect our joint ventures with LCW Wireless and Denali, the scope and applicability of these rule changes to these designated entity structures remain in flux, and the changes remain subject to administrative and judicial review. On March 26, 2009, the United States Court of Appeals for the District of Columbia Circuit rejected one of the pending judicial challenges to the designated entity rules. Another appeal of these rules remains pending in the United States Court of Appeals for the Third Circuit and seeks to overturn the results of the AWS and 700 MHz auctions. We cannot predict the degree to which rule changes, judicial review of the designated entity rules or increased regulatory scrutiny that may follow from these proceedings will affect our current or future business ventures, licenses acquired in the challenged auctions, or our participation in future FCC spectrum auctions.

We Face Increasing Competition Which Could Have a Material Adverse Effect on Demand for the Cricket Service

The telecommunications industry is very competitive. In general, we compete with national facilities-based wireless providers and their prepaid affiliates or brands, local and regional carriers, non-facilities-based mobile virtual network operators, voice-over-internet-protocol service providers and traditional landline service providers, including telephone and cable companies. Some of these competitors are able to offer bundled service offerings which package wireless service offerings with additional service offerings, such as landline phone service, cable or satellite television, media and internet, that we may not be able to duplicate at competitive prices.

Many of these competitors have greater name and brand recognition, larger spectrum holdings, access to greater amounts of capital, greater technical, sales, marketing and distribution resources and established relationships with a larger base of current and potential customers. These advantages may allow our competitors to provide service offerings with better or more extensive features or options than those we currently provide, offer the latest and most popular handsets through exclusive vendor arrangements, market to broader customer segments, offer service over larger geographic areas, or purchase equipment, supplies, handsets and services at lower prices than we can. As handset selection and pricing become increasingly important to customers, our inability to offer customers the latest and most popular handsets as a result of exclusive dealings with our larger competitors could put us at a significant competitive disadvantage and make it more difficult for us to attract and retain customers. In addition, some of our competitors are able to offer their customers roaming services at lower rates. As consolidation in the industry creates even larger competitors, any of these advantages our competitors may have, as well as their bargaining power as wholesale providers of roaming services, may increase. For example, in connection with the offering of our nationwide roaming service, we have encountered problems with certain large wireless carriers in negotiating terms for roaming arrangements that we believe are reasonable, and we believe that consolidation has contributed significantly to such carriers’ control over the terms and conditions of wholesale roaming services.

The competitive pressures of the wireless telecommunications market have also caused other carriers to offer service plans with unlimited service offerings or increasingly large bundles of minutes of use at increasingly lower prices, which are competing with the predictable and unlimited Cricket Wireless calling plans. Some of our competitors offer rate plans substantially similar to Cricket’s service plans or products that customers may perceive to be similar to Cricket’s service plans in markets in which we offer wireless service. For example, AT&T, Sprint Nextel, T-Mobile and Verizon Wireless each offer flat-rate unlimited service offerings. Sprint Nextel also offers a flat-rate unlimited service offering under its Boost Unlimited brand, which is very similar to our Cricket Wireless service. These service offerings may present additional strong competition in our markets. Sprint Nextel recently re-launched its Boost Unlimited brand with new products and services that are competitively priced and this service offering may present additional strong competition in markets in which our offerings overlap. In addition, T-Mobile recently introduced an unlimited postpaid plan for certain of its current customers that is competitively priced with our Cricket Wireless service. Some competitors also offer prepaid wireless plans that are being advertised heavily to demographic segments in our current markets and in markets in which we may expand that are strongly represented in Cricket’s customer base. For example, T-Mobile offers a FlexPay plan which permits customers to pay in advance for its post-pay plans and avoid overage charges, and an internet-based service upgrade which permits wireless customers to make unlimited local and long-distance calls from their home phone in place of a traditional landline phone service. These competitive offerings could adversely affect our ability to maintain our pricing and increase or maintain our market penetration and may have a material adverse effect on our financial results.

We may also face additional competition from new entrants in the wireless marketplace, many of whom may have significantly more resources than we do. The FCC is pursuing policies designed to increase the number of wireless licenses and spectrum available for the provision of wireless voice and data services in each of our markets. For example, the FCC has adopted rules that allow the partitioning, disaggregation or leasing of wireless licenses, which may increase the number of our competitors. The FCC has also in recent years allowed satellite operators to use portions of their spectrum for ancillary terrestrial use, and also permitted the offering of broadband services over power lines. In addition, the auction and licensing of new spectrum may result in new competitors and/or allow existing competitors to acquire additional spectrum, which could allow them to offer services that we may not technologically or cost effectively be able to offer with the licenses we hold or to which we have access.

Our ability to remain competitive will depend, in part, on our ability to anticipate and respond to various competitive factors and to keep our costs low. We expect that increased competition may result in more competitive pricing, slower growth, higher costs and increased customer turnover, as well as the possibility of requiring us to modify our service plans, increase our handset subsidies or increase our dealer payments in response to competition. Any of these results or actions could have a material adverse effect on our business, financial condition and operating results.

We May Be Unable to Obtain the Roaming Services We Need From Other Carriers to Remain Competitive.

We believe that our customers prefer that we offer roaming services that allow them to make calls automatically using the networks of other carriers when they are outside of their Cricket service area. Many of our competitors have regional or national networks which enable them to offer automatic roaming services to their subscribers at a lower cost than we can offer. We do not have a national network, and we must pay fees to other carriers who provide roaming services to us. We currently rely on roaming agreements with several carriers for the majority of our roaming services. Our roaming agreements generally cover voice but not data services and some of these agreements may be terminated on relatively short notice. In addition, we believe that the rates charged to us by some of these carriers are higher than the rates they charge to certain other roaming partners.

The FCC has adopted a report and order clarifying that commercial mobile radio service providers are required to provide automatic roaming for voice and SMS text messaging services on just, reasonable and non-discriminatory terms. The FCC order, however, does not address roaming for data services nor does it provide or mandate any specific mechanism for determining the reasonableness of roaming rates for voice or SMS text messaging services, and so our ability to obtain roaming services from other carriers at attractive rates remains uncertain. In addition, the FCC order indicates that a host carrier is not required to provide roaming services to another carrier in areas in which that other carrier holds wireless licenses or usage rights that could be used to provide wireless services. Because we and Denali License Sub hold a significant number of spectrum licenses for markets in which service has not yet been launched, we believe that this “in-market” roaming restriction could significantly and adversely affect our ability to receive roaming services in areas where we hold licenses. We and other wireless carriers have filed petitions with the FCC, asking that the agency reconsider this in-market exception to its roaming order. However, we can provide no assurances as to whether the FCC will reconsider this exception or the time-frame in which it might do so.

In light of the current FCC order, we cannot provide assurances that we will be able to continue to provide roaming services for our customers across the nation or that we will be able to provide such services on a cost-effective basis. We may be unable to enter into or maintain roaming arrangements for voice services at reasonable rates, including in areas in which we hold wireless licenses or have usage rights but have not yet constructed wireless facilities, and we may be unable to secure roaming arrangements for our data services. Our inability to obtain these roaming services on a cost-effective basis may limit our ability to compete effectively for wireless customers, which may increase our churn and decrease our revenues, which in turn could materially adversely affect our business, financial condition and results of operations.

We Restated Certain of Our Prior Consolidated Financial Statements, Which Has Led to Additional Risks and Uncertainties, Including Shareholder Litigation.

As discussed in Note 2 to our consolidated financial statements included in “Part II — Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, filed with the SEC on December 26, 2007, we restated our consolidated financial statements as of and for the years ended December 31, 2006 and 2005 (including interim periods therein), for the period from August 1, 2004 to December 31, 2004, and for the period from January 1, 2004 to July 31, 2004. In addition, we restated our condensed consolidated financial statements as of and for the quarterly periods ended June 30, 2007 and March 31, 2007. The determination to restate these consolidated financial statements and quarterly condensed consolidated financial statements was made by Leap’s Audit Committee upon management’s recommendation following the identification of errors related to (i) the timing and recognition of certain service revenues and operating expenses, (ii) the recognition of service revenues for certain customers that voluntarily disconnected service, (iii) the classification of certain components of service revenues, equipment revenues and operating expenses and (iv) the determination of a tax valuation allowance during the second quarter of 2007.

As a result of these events, we became subject to a number of additional risks and uncertainties, including substantial unanticipated costs for accounting and legal fees in connection with or related to the restatement. In particular, two shareholder derivative actions are currently pending, and we are party to a consolidated securities class action lawsuit. The plaintiffs in these lawsuits may make additional claims, expand existing claims and/or expand the time periods covered by the complaints. Other plaintiffs may bring additional actions with other claims based on the restatement. We have incurred and may incur substantial additional defense costs with respect to these claims, regardless of their outcome. Likewise, these claims might cause a diversion of our management’s time and attention. If we do not prevail in any such actions, we could be required to pay substantial damages or settlement costs, which could materially adversely affect our business, financial condition and results of operations.

Our Business and Stock Price May Be Adversely Affected If Our Internal Controls Are Not Effective.

Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to conduct a comprehensive evaluation of their internal control over financial reporting. To comply with this statute, each year we are required to document and test our internal control over financial reporting; our management is required to assess and issue a report concerning our internal control over financial reporting; and our independent registered public accounting firm is required to report on the effectiveness of our internal control over financial reporting.

In our quarterly and annual reports (as amended) for the periods ended from December 31, 2006 through September 30, 2008, we reported a material weakness in our internal control over financial reporting which related to the design of controls over the preparation and review of the account reconciliations and analysis of revenues, cost of revenue and deferred revenues, and ineffective testing of changes made to our revenue and billing systems in connection with the introduction or modification of service offerings. As described in “Part II — Item 9A. Controls and Procedures” of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009, we have taken a number of actions to remediate this material weakness, which include reviewing and designing enhancements to certain of our systems and processes relating to revenue recognition and user acceptance testing and hiring and promoting additional accounting personnel with the appropriate skills, training and experience in these areas. Based upon the remediation actions described in “Part II — Item 9A. Controls and Procedures” of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009, management concluded that the material weakness described above was remediated as of December 31, 2008.

In addition, we previously reported that certain material weaknesses in our internal control over financial reporting existed at various times during the period from September 30, 2004 through September 30, 2006. These material weaknesses included excessive turnover and inadequate staffing levels in our accounting, financial reporting and tax departments, weaknesses in the preparation of our income tax provision, and weaknesses in our application of lease-related accounting principles, fresh-start reporting oversight, and account reconciliation procedures.

Although we believe we have taken appropriate actions to remediate the control deficiencies we have identified and to strengthen our internal control over financial reporting, we cannot assure you that we will not discover other material weaknesses in the future. The existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of Leap common stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed.

Our Primary Business Strategy May Not Succeed in the Long Term.

A major element of our business strategy is to offer consumers service plans that allow unlimited wireless service from within a Cricket service area for a flat rate without entering into a fixed-term contract or passing a credit check. However, unlike national wireless carriers, we do not currently provide ubiquitous coverage across the U.S. or all major metropolitan centers, and instead have a network footprint covering only the principal population centers of our various markets. This strategy may not prove to be successful in the long term. Some companies that have offered this type of service in the past have been unsuccessful. From time to time, we also evaluate our product and service offerings and the demands of our target customers and may modify, change, adjust or discontinue our product and service offerings or offer new products and services on a permanent, trial or promotional basis. We cannot assure you that these product or service offerings will be successful or prove to be profitable.

We Expect to Incur Substantial Costs in Connection With the Build-Out of Our New Markets, and Any Delays or Cost Increases in the Build-Out of Our New Markets Could Adversely Affect Our Business.

Our ability to achieve our strategic objectives will depend in part on the successful, timely and cost-effective build-out of the networks associated with newly acquired FCC licenses, including the licenses that we and Denali acquired in Auction #66 and any licenses that we may acquire from third parties. Large-scale construction projects for the build-out of our new markets will require significant capital expenditures and may suffer cost overruns. In addition, we expect to incur higher operating expenses as our existing business grows and as we build out and after we launch service in new markets. Significant capital expenditures and increased operating expenses, including in connection with the build-out and launch of markets for the licenses that we and Denali acquired in Auction #66, will decrease OIBDA and free cash flow for the periods in which we incur such costs. If we are unable to fund the build-out of these new markets with our existing cash and our cash generated from operations, we may be required to defer the build-out of certain markets or to raise additional equity capital or incur further indebtedness, which we cannot guarantee would be available to us on acceptable terms or at all. In addition, the build-out of the networks may be delayed or adversely affected by a variety of factors, uncertainties and contingencies, such as natural disasters, difficulties in obtaining zoning permits or other regulatory approvals, our relationships with our joint venture partners, and the timely performance by third parties of their contractual obligations to construct portions of the networks.

Portions of the AWS spectrum that we and Denali License Sub hold are currently used by U.S. federal government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. We and Denali considered the estimated cost and time-frame required to clear the spectrum prior to placing bids in Auction #66. However, the actual cost of clearing the spectrum could exceed our estimated costs. Furthermore, delays in the provision of federal funds to relocate government users, or difficulties in negotiating with incumbent government and commercial licensees, may extend the date by which the auctioned spectrum can be cleared of existing operations, and thus may also delay the date on which we can launch commercial services using such licensed spectrum.

Several federal government agencies have cleared or developed plans to clear this spectrum or have indicated that we and Denali Operations can operate on the spectrum without interfering with the agencies’ current uses. While we do not expect spectrum clearing issues to impact markets that we intend to launch by the middle of 2009, we continue to work with various federal agencies in other potential launch markets to ensure that they either relocate their spectrum use to alternative frequencies or confirm that we can operate on the spectrum without interfering with their current uses. If our efforts with these agencies are not successful, their continued use of the spectrum could delay our launch of certain of those markets. In addition, to the extent that we or Denali Operations are operating on AWS spectrum and a federal government agency believes that our planned or ongoing operations interfere with its current uses, we may be required to immediately cease using the spectrum in that particular market for a period of time until the interference is resolved. Any temporary or extended shutdown of one of our or Denali Operations’ wireless networks in a launched market could materially and adversely affect our competitive position and results of operations.

Any failure to complete the build-out of our new markets on budget or on time could delay the implementation of our clustering and expansion strategies, and could have a material adverse effect on our business, financial condition and results of operations.

If We Are Unable to Manage Our Planned Growth, Our Operations Could Be Adversely Impacted.

We have experienced substantial growth in a relatively short period of time, and we expect to continue to experience growth in the future in our existing and new markets. We and Denali Operations intend to launch markets covering approximately 25 million additional POPs by the middle of 2009 (measured on a cumulative basis beginning January 2009). As part of these expansion plans, during the three months ended March 31, 2009, we and Denali Operations launched new markets in Chicago and Philadelphia covering approximately 16.7 million additional POPs. In addition, we also previously identified up to approximately 16 million additional POPs that we could elect to cover with Cricket service in the next 18 to 24 months. We intend to launch markets covering approximately eight million of these additional POPs by the end of 2010 and expect to make a determination with respect to any launch of the remaining additional POPs in the coming quarters. The management of our growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, diligent management of our network infrastructure and its growth, increased spending associated with marketing activities and acquisition of new customers, the ability to attract and retain qualified management personnel and the training of new personnel. Furthermore, the implementation of new or expanded systems or platforms to accommodate our growth, and the transition to such systems or platforms from our existing infrastructure, could result in unpredictable technological or other difficulties. Failure to successfully manage our expected growth and development, to effectively manage large market launches, to enhance our processes and management systems or to timely and adequately resolve any such difficulties could have a material adverse effect on our business, financial condition and results of operations.

In addition, our rapid growth and the launch of new markets will require continued management and control of our handset inventories. From time to time, we have experienced inventory shortages, most notably with certain of our strongest-selling handsets, including shortages we have been experiencing during the second quarter of 2009. While we have been addressing these shortages, there can be no assurance that we will not experience inventory shortages in the future. Any failure to effectively manage and control our handset inventories could adversely affect our ability to gain new customers and have a material adverse effect on our business, financial condition and results of operations.

Our Significant Indebtedness Could Adversely Affect Our Financial Health and Prevent Us From Fulfilling Our Obligations.

We have now and will continue to have a significant amount of indebtedness. As of March 31, 2009, our total outstanding indebtedness was $2,575.0 million, including $875.3 million of indebtedness under our existing Credit Agreement, and $1,650.0 million in unsecured senior indebtedness, which comprised $1,100.0 million of senior notes due 2014, $250.0 million of convertible senior notes due 2014 and $300.0 million of senior notes due 2015. We also had a $200.0 million undrawn revolving credit facility (which forms part of our senior secured credit facility). Indebtedness under our Credit Agreement bears interest at a variable rate, but we have entered into interest rate swap agreements with respect to $355.0 million of our indebtedness.

If the concurrent secured notes offering is completed and the net proceeds therefrom is applied to repay all amounts outstanding under our Credit Agreement, then as of March 31, 2009, on a pro forma basis, our total outstanding indebtedness would have been approximately $1,704.1 million, excluding the notes offered thereby. In addition, if the amounts outstanding under the Credit Agreement are repaid, the revolving credit facility under the Credit Agreement would be terminated.

In addition, we may incur additional indebtedness in the future, as market conditions permit, to enhance our liquidity and to provide us with additional flexibility to make acquisitions and pursue business opportunities and to finance activities we may elect to pursue at a significant level in addition to our current business expansion efforts, which could consist of debt financing from the public and/or private capital markets.

Our significant indebtedness could have material consequences. For example, it could:

•	make it more difficult for us to satisfy our debt obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•	impair our ability to obtain additional financing in the future for working capital needs, capital expenditures, network build-out and other activities, including acquisitions and general corporate purposes;

•	require us to dedicate a substantial portion of our cash flows from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of our cash flows to fund working capital needs, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have less indebtedness; and

•	expose us to higher interest expense in the event of increases in interest rates because indebtedness under our Credit Agreement bears interest at a variable rate.

Any of these risks could impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

Despite Current Indebtedness Levels, We May Incur Additional Indebtedness. This Could Further Increase the Risks Associated With Our Leverage.

We may incur additional indebtedness in the future, as market conditions permit, to enhance our liquidity and to provide us with additional flexibility to make acquisitions and pursue business opportunities and to finance activities we may elect to pursue at a significant level in addition to our current business expansion efforts. The terms of the indentures governing Cricket’s senior notes permit us, subject to specified limitations, to incur additional indebtedness, including secured indebtedness. In addition, our Credit Agreement permits us to incur additional indebtedness under various financial ratio tests. The indenture governing Leap’s convertible senior notes does not limit our ability to incur debt. The terms of the indenture for the senior secured notes offered in the concurrent secured notes offering are expected to permit us, subject to limitations, to incur additional indebtedness, including secured indebtedness. The completion of this offering is not contingent upon the completion of the concurrent secured notes offering.

To provide flexibility with respect to any future capital raising alternatives, we have filed a universal shelf registration statement with the SEC to register various debt, equity and other securities, including debt securities, common stock, preferred stock, depository shares, rights and warrants. The securities under this registration statement may be offered from time to time, separately or together, directly by us or through underwriters, at amounts, prices, interest rates and other terms to be determined at the time of any offering.

If new indebtedness is added to our current levels of indebtedness, the related risks that we now face could intensify. Furthermore, the subsequent build-out of the networks covered by the licenses we acquired in Auction #66 may significantly reduce our free cash flow, increasing the risk that we may not be able to service our indebtedness.

To Service Our Indebtedness and Fund Our Working Capital and Capital Expenditures, We Will Require a Significant Amount of Cash. Our Ability to Generate Cash Depends on Many Factors Beyond Our Control.

Our ability to make payments on our indebtedness will depend upon our future operating performance and on our ability to generate cash flow in the future, which are subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings, including borrowings under the revolving credit facility under our Credit Agreement, will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs or at all. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures (including expenditures to build out new markets), attempting to restructure or refinance our indebtedness prior to maturity, selling assets or operations or seeking additional equity capital. Any or all of these actions may be insufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on commercially reasonable terms, or at all.

We May Be Unable to Refinance Our Indebtedness.

We or our joint ventures may need to refinance all or a portion of our indebtedness before maturity, including indebtedness under our Credit Agreement (if not refinanced in the concurrent secured notes offering) or the indentures governing our senior notes and convertible senior notes. Outstanding borrowings under the term loan under our Credit Agreement must be repaid in 22 quarterly payments of $2.25 million each (which commenced on March 31, 2007) followed by four quarterly payments of $211.5 million (which commence on September 30, 2012). The maturity date for our revolving credit facility, which was undrawn as of March 31, 2009, is in June 2011. Our $1.1 billion of 9.375% unsecured senior notes and our $250 million of unsecured convertible senior notes are due in 2014 and our $300 million of 10.0% unsecured senior notes are due in 2015. Outstanding borrowings under LCW Operation’s term loans must be repaid in varying quarterly installments (which commenced in June 2008), with an aggregate final payment of $24.1 million due in June 2011. We cannot assure you that we or our joint ventures will be able to refinance any of our indebtedness on commercially reasonable terms, or at all. There can be no assurance that we or our joint ventures will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms or at all.

Covenants in Our Credit Agreement and Indentures and Other Credit Agreements or Indentures That We May Enter Into in the Future May Limit Our Ability to Operate Our Business.

Our Credit Agreement and the indentures governing Cricket’s unsecured senior notes contain (and the indenture we will enter into in connection with the concurrent secured notes offering, if completed, will contain) covenants that restrict the ability of Leap, Cricket and the subsidiary guarantors to make distributions or other payments to our investors or creditors until we satisfy certain financial tests or other criteria. In addition, these indentures and our Credit Agreement include covenants restricting, among other things, the ability of Leap, Cricket and their restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens or other encumbrances;

•	place limitations on distributions from restricted subsidiaries;

•	pay dividends, make investments, prepay subordinated indebtedness or make other restricted payments;

•	issue or sell capital stock of restricted subsidiaries;

•	issue guarantees;

•	sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with affiliates; and

•	make acquisitions or merge or consolidate with another entity.

Under our Credit Agreement, we must also comply with, among other things, financial covenants with respect to a maximum consolidated senior secured leverage ratio and, if a revolving credit loan or uncollateralized letter of credit is outstanding or requested, with respect to a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio. Based upon our current projected financial performance, we expect that we could borrow all or a substantial portion of the $200 million commitment available under our revolving credit facility until it expires in June 2011. If our financial and operating results were significantly less than what we currently project, the financial covenants in the Credit Agreement could restrict or prevent us from borrowing under the revolving credit facility for one or more quarters.

The restrictions in our Credit Agreement and the indentures governing Cricket’s unsecured senior notes could limit our ability to make borrowings, obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding indebtedness, complete acquisitions for cash or debt or react to changes in our operating environment. Any credit agreement or indenture that we may enter into in the future, including the indenture that would govern Cricket’s senior secured notes if the concurrent secured notes offering is completed, may have similar restrictions.

Our Credit Agreement also prohibits the occurrence of a change of control, which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a change in a majority of the members of Leap’s board of directors that is not approved by the board and the occurrence of a “change of control” under any of our other credit instruments. In addition, under the indentures governing our unsecured senior notes and convertible senior notes (and, if the concurrent secured notes offering is completed, the indenture governing Cricket’s senior secured notes), if certain “change of control” events occur, each holder of notes may require us to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of unsecured or secured senior notes, or 100% of the principal amount of convertible senior notes, plus accrued and unpaid interest.

If we default under our Credit Agreement or under any of the indentures governing our unsecured senior notes or convertible senior notes (or any credit agreement or indenture we may enter into in the future, including in connection with the concurrent secured notes offering, if completed) because of a covenant breach or otherwise, all outstanding amounts thereunder could become immediately due and payable. Our failure to timely file our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 constituted a default under our Credit Agreement and the indenture governing Cricket’s senior notes due 2014, and the restatement of certain of our historical consolidated financial information (as described in Note 2 to our consolidated financial statements included in “Part II — Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, filed with the SEC on December 26, 2007) may have constituted a default under our Credit Agreement. Although we were able to obtain limited waivers under our Credit Agreement with respect to these events, we cannot assure you that we will be able to obtain a waiver in the future should a default occur. We cannot assure you that we would have sufficient funds to repay all of the outstanding amounts under our Credit Agreement or the indentures governing our unsecured senior notes and convertible senior notes (or any credit agreement or indenture we may enter into in the future, including in connection with the concurrent secured notes offering, if completed), and any acceleration of amounts due would have a material adverse effect on our liquidity and financial condition.

If the concurrent secured notes offering is completed, we intend to use a portion of the net proceeds of that offering to repay all amounts outstanding under our Credit Agreement, and to terminate the revolving credit facility thereunder. However, we cannot assure you that the concurrent secured notes offering will be completed.

Rises in Interest Rates Could Adversely Affect Our Financial Condition.

An increase in prevailing interest rates would have an immediate effect on the interest rates charged on our variable rate debt, which rise and fall upon changes in interest rates. As of March 31, 2009, approximately 21.5% of our debt was variable rate debt, after considering the effect of our interest rate swap agreements. If prevailing interest rates or other factors result in higher interest rates on our variable rate debt, the increased interest expense would adversely affect our cash flow and our ability to service our debt. If the concurrent secured notes offering is completed, we intend to use a portion of the net proceeds of that offering to repay all amounts outstanding under our Credit Agreement. After giving effect to the completion of the concurrent secured notes offering and such repayment as if such events had occurred on March 31, 2009, approximately 1.3% of our debt would have been variable rate debt. However, we cannot assure you that the concurrent secured notes offering will be completed.

A Significant Portion of Our Assets Consists of Goodwill and Intangible Assets.

As of March 31, 2009, 46.5% of our assets consisted of goodwill, intangible assets and wireless licenses. The value of our assets, and in particular, our intangible assets, will depend on market conditions, the availability of buyers and similar factors. By their nature, our intangible assets may not have a readily ascertainable market value or may not be readily saleable or, if saleable, there may be substantial delays in their liquidation. For example, prior FCC approval is required in order for us to sell, or for any remedies to be exercised by our lenders with respect to, our wireless licenses, and obtaining such approval could result in significant delays and reduce the proceeds obtained from the sale or other disposition of our wireless licenses.

The Wireless Industry is Experiencing Rapid Technological Change, Which May Require Us to Significantly Increase Capital Investment, and We May Lose Customers If We Fail to Keep Up With These Changes.

The wireless communications industry continues to experience significant technological change, as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Our continued success will depend, in part, on our ability to anticipate or adapt to technological changes and to offer, on a timely basis, services that meet customer demands.

In the future, competitors may seek to provide competing wireless telecommunications service through the use of developing 4G technologies, such as WiMax and Long Term Evolution, or LTE. We cannot predict which of many possible future technologies, products or services will be important to maintain our competitive position or what expenditures we will be required to make in order to develop and provide these technologies, products and services. The cost of implementing or competing against future technological innovations may be prohibitive to us, and we may lose customers if we fail to keep up with these changes. For example, we have expended a substantial amount of capital to upgrade our network with EvDO technology to offer advanced data services. In addition, we may be required to acquire additional spectrum to deploy these new technologies, which we cannot guarantee would be available to us at a reasonable cost, on a timely basis or at all. There are also risks that current or future versions of the wireless technologies and evolutionary path that we have selected or may select may not be demanded by customers or provide the advantages that we expect. If such upgrades, technologies or services do not become commercially acceptable, our revenues and competitive position could be materially and adversely affected. We cannot assure you that there will be widespread demand for advanced data services or that this demand will develop at a level that will allow us to earn a reasonable return on our investment. In addition, there are risks that other wireless carriers on whose networks our customers roam may change their technology to other technologies that are incompatible with ours. As a result, the ability of our customers to roam on such carriers’ wireless networks could be adversely affected. If these risks materialize, our business, financial condition or results of operations could be materially adversely affected.

In addition, CDMA2000-based infrastructure networks serve a relatively small minority of wireless users worldwide and could become less popular in the future, which could raise the cost to us of network equipment and handsets that use that technology relative to the cost of handsets and network equipment that utilize other technologies.

The Loss of Key Personnel and Difficulty Attracting and Retaining Qualified Personnel Could Harm Our Business.

We believe our success depends heavily on the contributions of our employees and on attracting, motivating and retaining our officers and other management and technical personnel. We do not, however, generally provide employment contracts to our employees. If we are unable to attract and retain the qualified employees that we need, our business may be harmed.

We have experienced higher than normal employee turnover in the past, in part because of our bankruptcy, including turnover of individuals at the most senior management levels. In addition, our business is managed by a small number of key executive officers, including our CEO, S. Douglas Hutcheson. In September 2007, Amin Khalifa resigned as our executive vice president and CFO, and the board of directors appointed Mr. Hutcheson to serve as acting CFO as we searched for a successor to Mr. Khalifa. We announced the appointment of Walter Z. Berger as our executive vice president and CFO in June 2008. In February 2008, Grant Burton, who had served as chief accounting officer and controller since June 2005, assumed a new role as vice president, financial systems and processes. Jeffrey E. Nachbor, joined the company in April 2008 as our senior vice president, financial operations, and was appointed as our chief accounting officer in May 2008. As a result, several members of our senior management, including those responsible for our finance and accounting functions, have either been hired or appointed to new positions over a relatively short period of time, and it may take time to fully integrate these individuals into their new roles. The loss of key individuals in the future may have a material adverse impact on our ability to effectively manage and operate our business. In addition, we may have difficulty attracting and retaining key personnel in future periods, particularly if we were to experience poor operating or financial performance.

Risks Associated With Wireless Handsets Could Pose Product Liability, Health and Safety Risks That Could Adversely Affect Our Business.

We do not manufacture handsets or other equipment sold by us and generally rely on our suppliers to provide us with safe equipment. Our suppliers are required by applicable law to manufacture their handsets to meet certain governmentally imposed safety criteria. However, even if the handsets we sell meet the regulatory safety criteria, we could be held liable with the equipment manufacturers and suppliers for any harm caused by products we sell if such products are later found to have design or manufacturing defects. We generally have indemnification agreements with the manufacturers who supply us with handsets to protect us from direct losses associated with product liability, but we cannot guarantee that we will be fully protected against all losses associated with a product that is found to be defective.

Media reports have suggested that the use of wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Certain class action lawsuits have been filed in the industry claiming damages for alleged health problems arising from the use of wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and other medical devices. The media has also reported incidents of handset battery malfunction, including reports of batteries that have overheated. Malfunctions have caused at least one major handset manufacturer to recall certain batteries used in its handsets, including batteries in a handset sold by Cricket and other wireless providers.

Concerns over possible health and safety risks associated with radio frequency emissions and defective products may discourage the use of wireless handsets, which could decrease demand for our services, or result in regulatory restrictions or increased requirements on the location and operation of cell sites, which could increase our operating expenses. Concerns over possible safety risks could decrease the demand for our services. For example, in early 2008, a technical defect was discovered in one of our manufacturer’s handsets which appeared to prevent a portion of 911 calls from being heard by the operator. After learning of the defect, we instructed our retail locations to temporarily cease selling the handsets, notified our customers of the matter and directed them to bring their handsets into our retail locations to receive correcting software. If one or more Cricket customers were harmed by a defective product provided to us by a manufacturer and subsequently sold in connection with our services, our ability to add and maintain customers for Cricket service could be materially adversely affected by negative public reactions.

There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that has been and may be adopted in response to these risks could limit our ability to sell our wireless service.

We Rely Heavily on Third Parties to Provide Specialized Services; a Failure by Such Parties to Provide the Agreed Upon Products or Services Could Materially Adversely Affect Our Business, Results of Operations and Financial Condition.

We depend heavily on suppliers and contractors with specialized expertise in order for us to efficiently operate our business. In the past, our suppliers, contractors and third-party retailers have not always performed at the levels we expect or at the levels required by their contracts. If key suppliers, contractors, service providers or third-party retailers fail to comply with their contracts, fail to meet our performance expectations or refuse or are unable to supply or provide services to us in the future, our business could be severely disrupted. Generally, there are multiple sources for the types of products and services we purchase or use. However, some suppliers and contractors are the exclusive sources of specific products and services that we rely upon for billing, customer care, sales, accounting and other areas in our business. For example, in December 2008 we entered into a long-term, exclusive services agreement with Convergys Corporation for the implementation and ongoing management of a new billing system. We also use a limited number of vendors to provide payment processing services, and in a significant number of our markets, the majority of these services may be provided by a single vendor. In addition, a single vendor currently provides a majority of our voice and data communications transport services. Because of the costs and time lags that can be associated with transitioning from one supplier or service provider to another, our business could be substantially disrupted if we were required to replace the products or services of one or more major suppliers or service providers with products or services from another source, especially if the replacement became necessary on short notice. Any such disruption could have a material adverse effect on our business, results of operations and financial condition.

System Failures, Security Breaches, Business Disruptions and Unauthorized Use or Interference with our Network Could Result in Higher Churn, Reduced Revenue and Increased Costs, and Could Harm Our Reputation.

Our technical infrastructure (including our network infrastructure and ancillary functions supporting our network such as service activation, billing and customer care) is vulnerable to damage or interruption from technology failures, power surges or outages, natural disasters, fires, human error, terrorism, intentional wrongdoing or similar events. Unanticipated problems at our facilities or with our technical infrastructure, system or equipment failures, hardware or software failures or defects, computer viruses or hacker attacks could affect the quality of our services and cause network service interruptions. Unauthorized access to or use of customer or account information, including credit card or other personal data, could result in harm to our customers and legal actions against us, and could damage our reputation. In addition, earthquakes, floods, hurricanes, fires and other unforeseen natural disasters or events could materially disrupt our business operations or the provision of Cricket service in one or more markets. During the third quarter of 2008, our customer acquisitions, cost of service and revenues in certain markets were adversely affected by Hurricane Ike and related weather systems. Our business operations in markets near the Mexican border or elsewhere could be impacted if the April 2009 outbreak of H1N1 Flu, or “swine flu,” were to worsen and potentially cause us or any of our dealers or other distributors to temporarily close retail outlets, which could potentially affect the volume of customer traffic. Any costs we incur to restore, repair or replace our network or technical infrastructure, and any costs associated with detecting, monitoring or reducing the incidence of unauthorized use, may be substantial and increase our cost of providing service. In addition, we are in the process of upgrading some of our internal business systems, and we cannot assure you that we will not experience delays or interruptions while we transition our data and existing systems onto our new systems. In December 2008, we entered into a long-term, exclusive services agreement with Convergys Corporation for the implementation and ongoing management of a new billing system. To help facilitate the transition of customer billing from our current vendor, VeriSign, Inc., to Convergys, we acquired VeriSign’s billing system software and simultaneously entered into a transition services agreement to enable Convergys to provide us with billing services using the existing VeriSign software until the conversion to the new system is complete. Any failure in or interruption of systems that we or third parties maintain to support ancillary functions, such as billing, point of sale, customer care and financial reporting, could materially impact our ability to timely and accurately record, process and report information important to our business. If any of the above events were to occur, we could experience higher churn, reduced revenues and increased costs, any of which could harm our reputation and have a material adverse effect on our business, financial condition or results of operations.

We May Not Be Successful in Protecting and Enforcing Our Intellectual Property Rights.

We rely on a combination of patent, service mark, trademark, and trade secret laws and contractual restrictions to establish and protect our proprietary rights, all of which only offer limited protection. We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business in order to limit access to and disclosure of our proprietary information. Despite our efforts, the steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary rights. Moreover, others may independently develop processes and technologies that are competitive to ours. The enforcement of our intellectual property rights may depend on any legal actions that we undertake against such infringers being successful, but we cannot be sure that any such actions will be successful, even when our rights have been infringed.

We cannot assure you that our pending, or any future, patent applications will be granted, that any existing or future patents will not be challenged, invalidated or circumvented, that any existing or future patents will be enforceable, or that the rights granted under any patent that may issue will provide us with any competitive advantages.

In addition, we cannot assure you that any trademark or service mark registrations will be issued with respect to pending or future applications or that any registered trademarks or service marks will be enforceable or provide adequate protection of our brands. Our inability to secure trademark or service mark protection with respect to our brands could have a material adverse effect on our business, financial condition and results of operations.

We and Our Suppliers May Be Subject to Claims of Infringement Regarding Telecommunications Technologies That Are Protected By Patents and Other Intellectual Property Rights.

Telecommunications technologies are protected by a wide array of patents and other intellectual property rights. As a result, third parties have asserted and may in the future assert infringement claims against us or our suppliers based on our or their general business operations, the equipment, software or services that we or they use or provide, or the specific operation of our wireless networks. For example, see “Part II — Item 1. Legal Proceedings — Patent Litigation” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is incorporated by reference herein, for a description of certain patent infringement lawsuits that have been brought against us. Due in part to the growth and expansion of our business operations, we have become subject to increased amounts of litigation, including disputes alleging patent infringement. If plaintiffs in any patent litigation matters brought against us were to prevail, we could be required to pay substantial damages or settlement costs, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, on April 21, 2009, we and certain other wireless carriers (including Hargray Wireless, LLC, a company we acquired in April 2008 and which was merged with and into Cricket in December 2008) were sued by Digital Technology Licensing LLC, or DTL, in the United States District Court for the Southern District of New York, for alleged infringement of U.S. Patent No. 5,051,799 entitled “Digital Output Transducer.” DTL alleges that we and Hargray Wireless sell and/or offer to sell Bluetooth® devices or digital cellular telephones, including Kyocera and Sanyo telephones, and that such acts constitute direct and/or indirect infringement of DTL’s patent. DTL further alleges that we and Hargray Wireless directly and/or indirectly infringe its patent by providing cellular telephone service and by using and inducing others to use a patented digital cellular telephone system by using cellular telephones, Bluetooth devices, and cellular telephone infrastructure made by companies including Kyocera and Sanyo. DTL alleges that the asserted infringement is willful, and the complaint seeks a permanent injunction against further infringement, damages (including enhanced damages), attorneys’ fees, and expenses. We are currently evaluating the complaint and preparing to respond.

We generally have indemnification agreements with the manufacturers, licensors and suppliers who provide us with the equipment, software and technology that we use in our business to help protect us against possible infringement claims. However, depending on the nature and scope of a possible claim, we may not be entitled to seek indemnification from the manufacturer, vendor or supplier under the terms of the agreement. In addition, to the extent that we may be entitled to seek indemnification under the terms of an agreement, we cannot guarantee that the financial condition of an indemnifying party will be sufficient to protect us against all losses associated with infringement claims or that we would be fully indemnified against all possible losses associated with a possible claim. In addition, our suppliers may be subject to infringement claims that could prevent or make it more expensive for them to supply us with the products and services we require to run our business, which could have the effect of slowing or limiting our ability to introduce products and services to our customers. Moreover, we may be subject to claims that products, software and services provided by different vendors which we combine to offer our services may infringe the rights of third parties, and we may not have any indemnification from our vendors for these claims. Whether or not an infringement claim against us or a supplier is valid or successful, it could materially adversely affect our business, financial condition or results of operations by diverting management attention, involving us in costly and time-consuming litigation, requiring us to enter into royalty or licensing agreements (which may not be available on acceptable terms, or at all) or requiring us to redesign our business operations or systems to avoid claims of infringement. In addition, infringement claims against our suppliers could also require us to purchase products and services at higher prices or from different suppliers and could adversely affect our business by delaying our ability to offer certain products and services to our customers.

Regulation by Government Agencies May Increase Our Costs of Providing Service or Require Us to Change Our Services.

The FCC regulates the licensing, construction, modification, operation, ownership, sale and interconnection of wireless communications systems, as do some state and local regulatory agencies. We cannot assure you that the FCC or any state or local agencies having jurisdiction over our business will not adopt regulations or take other enforcement or other actions that would adversely affect our business, impose new costs or require changes in current or planned operations. In addition, state regulatory agencies are increasingly focused on the quality of service and support that wireless carriers provide to their customers and several agencies have proposed or enacted new and potentially burdensome regulations in this area.

We also cannot assure you that the Communications Act, from which the FCC obtains its authority, will not be further amended in a manner that could be adverse to us. For example, the FCC has implemented rule changes and sought comment on further rule changes focused on addressing alleged abuses of its designated entity program, which gives certain categories of small businesses preferential treatment in FCC spectrum auctions based on size. In that proceeding, the FCC has re-affirmed its goals of ensuring that only legitimate small businesses benefit from the program, and that such small businesses are not controlled or manipulated by larger wireless carriers or other investors that do not meet the small business qualification tests. The scope and applicability of these rule changes to these designated entity structures remain in flux, and the changes remain subject to administrative and judicial review. On March 26, 2009, the United States Court of Appeals for the District of Columbia Circuit rejected one of the pending judicial challenges to the designated entity rules, and another appeal of these rules remains pending in the United States Court of Appeals for the Third Circuit that seeks to overturn the results of the AWS and 700 MHz auctions. We cannot predict the degree to which rule changes, judicial review of the designated entity rules or increased regulatory scrutiny that may follow from these proceedings will affect our current or future business ventures, licenses acquired in the challenged auctions, or our participation in future FCC spectrum auctions.

The Digital Millennium Copyright Act, or DMCA, prohibits the circumvention of technological measures employed to protect a copyrighted work, or access control. However, under the DMCA, the Copyright Office of the Library of Congress, or the Copyright Office, has the authority to exempt for three years certain activities from copyright liability that otherwise might be prohibited by that statute. In November 2006, the Copyright Office granted an exemption to the DMCA to allow circumvention of software locks and other firmware that prohibit a wireless handset from connecting to a wireless network when such circumvention is accomplished for the sole purpose of lawfully connecting the wireless handset to another wireless telephone network. This exemption is effective through October 27, 2009 unless extended by the Copyright Office. The DMCA copyright exemption facilitates our current practice of allowing customers to bring in unlocked, or “reflashed,” phones that they already own and may have used with another wireless carrier, and activate them on our network. We and other carriers have asked the Copyright Office to extend the current or substantially similar exemption for another three-year period.

However, we are unable to predict the outcome of the Copyright Office’s determination to continue the exemption or the effect that a Copyright Office decision not to extend the exemption might have on our business. To the extent that the Copyright Office determines not to extend this exemption and this prevents us from activating “reflashed” handsets on our network, this could have a material adverse impact on our business, financial condition and results of operations.

Under existing law, no more than 20% of an FCC licensee’s capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity (as is the case with Leap’s ownership and control of subsidiaries that hold FCC licenses), up to 25% of that entity’s capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% holding company level may be allowed if the FCC finds such higher levels consistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our wireless licenses, which would have a material adverse effect on our business, financial condition and results of operations. Although we could seek a declaratory ruling from the FCC allowing the foreign ownership or could take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses, we cannot assure you that we would be able to obtain such a ruling or that any other actions we may take would be successful.

We also are subject, or potentially subject, to numerous additional rules and requirements, including universal service obligations; number portability requirements; number pooling rules; rules governing billing, subscriber privacy and customer proprietary network information; roaming obligations; rules that require wireless service providers to configure their networks to facilitate electronic surveillance by law enforcement officials; rate averaging and integration requirements; rules governing spam, telemarketing and truth-in-billing; and rules requiring us to offer equipment and services that are accessible to and usable by persons with disabilities, among others. There also pending proceedings exploring the imposition of various types of nondiscrimination and open access obligations on our handsets and networks; the prohibition of handset exclusivity; the possible re-imposition of bright-line spectrum aggregation requirements; further regulation of special access used for wireless backhaul services; and the effects of the siting of communications towers on migratory birds, among others. Some of these requirements and pending proceedings (of which the foregoing examples are not an exhaustive list) pose technical and operational challenges to which we, and the industry as a whole, have not yet developed clear solutions. These requirements generally are the subject of pending FCC or judicial proceedings, and we are unable to predict how they may affect our business, financial condition or results of operations.

Our operations are subject to various other laws and regulations, including those regulations promulgated by the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration, other federal agencies and state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact our operations and costs of doing business. Because of our smaller size, legislation or governmental regulations and orders can significantly increase our costs and affect our competitive position compared to other larger telecommunications providers. We are unable to predict the scope, pace or financial impact of regulations and other policy changes that could be adopted by the various governmental entities that oversee portions of our business.

If Call Volume or Wireless Broadband Usage Exceeds Our Expectations, Our Costs of Providing Service Could Increase, Which Could Have a Material Adverse Effect on Our Operating Expenses.

Cricket Wireless customers generally use their handsets for voice calls for an average of approximately 1,500 minutes per month, and some markets experience substantially higher call volumes. Our Cricket Wireless service plans bundle certain features, long distance and unlimited service in Cricket calling areas for a fixed monthly fee to more effectively compete with other telecommunications providers. In September 2007, we introduced our unlimited mobile broadband offering, Cricket Broadband, into select markets. As of March 31, 2009, our Cricket Broadband service was available in all of our and our joint ventures’ Cricket markets, and we intend to make the service available in new Cricket markets that we launch. In October 2008, we began an introductory launch of Cricket PAYGo, our daily unlimited prepaid wireless service, in three Cricket markets and approximately 1,600 locations, including 600 locations of a major national retailer across the nation. In April 2009, we expanded the availability of the service to make Cricket PAYGo available in all of our Cricket markets.

If customers exceed expected usage for our voice or mobile broadband services, we could face capacity problems and our costs of providing the services could increase. Although we own less spectrum in many of our markets than our competitors, we seek to design our network to accommodate our expected high rates of usage of voice and mobile broadband services, and we consistently assess and try to implement technological improvements to increase the efficiency of our wireless spectrum. However, if future wireless use by Cricket customers exceeds the capacity of our network, service quality may suffer. We may be forced to raise the price of our voice or mobile broadband services to reduce volume or otherwise limit the number of new customers, or incur substantial capital expenditures to improve network capacity or quality.

We May Be Unable to Acquire Additional Spectrum in the Future at a Reasonable Cost or on a Timely Basis.

Because we offer unlimited calling services for a fixed rate, our customers’ average minutes of use per month is substantially above U.S. averages. In addition, early customer usage of our Cricket Broadband service has been significant. We intend to meet demand for our wireless services by utilizing spectrally efficient technologies. Despite our recent spectrum purchases, there may come a point where we need to acquire additional spectrum in order to maintain an acceptable grade of service or provide new services to meet increasing customer demands. In the future, we may be required to acquire additional spectrum to deploy new technologies, such as WiMax or LTE. In addition, we also may acquire additional spectrum in order to enter new strategic markets. However, we cannot assure you that we will be able to acquire additional spectrum at auction or in the after-market at a reasonable cost or that additional spectrum would be made available by the FCC on a timely basis. In addition, the FCC may impose conditions on the use of new wireless broadband mobile spectrum, such as heightened build-out requirements or open access requirements, that may make it less attractive or economical for us. If such additional spectrum is not available to us when required on reasonable terms or at a reasonable cost, our business, financial condition and results of operations could be materially adversely affected.

Our Wireless Licenses are Subject to Renewal and May Be Revoked in the Event that We Violate Applicable Laws.

Our existing wireless licenses are subject to renewal upon the expiration of the 10-year or 15-year period for which they are granted, which renewal period commenced for some of our PCS wireless licenses in 2006. The FCC will award renewal expectancy to a wireless licensee that timely files a renewal application, has provided substantial service during its past license term and has substantially complied with applicable FCC rules and policies and the Communications Act. Historically, our FCC licenses have generally been renewed and the FCC has not denied any of our license renewal applications. However, the Communications Act provides that licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. In addition, if we fail to timely file to renew any wireless license, or fail to meet any regulatory requirements for renewal, including construction and substantial service requirements, we could be denied a license renewal. Many of our wireless licenses are subject to interim or final construction requirements and there is no guarantee that the FCC will find our construction, or the construction of prior licensees, sufficient to meet the build-out or renewal requirements. FCC rules provide that applications competing with a license renewal application may be considered in comparative hearings, and establish the qualifications for competing applications and the standards to be applied in hearings. We cannot assure you that the FCC will renew our wireless licenses upon their expiration. If any of our wireless licenses were to be revoked or not renewed upon expiration, we would not be permitted to provide services under that license, which could have a material adverse effect on our business, results of operations and financial condition.

Future Declines in the Fair Value of Our Wireless Licenses Could Result in Future Impairment Charges.

As of March 31, 2009, the carrying value of our wireless licenses and those of Denali License Sub and LCW License was approximately $1.9 billion. During the years ended December 31, 2008, 2007 and 2006, we recorded impairment charges of $0.2 million, $1.0 million and $7.9 million, respectively.

The market values of wireless licenses have varied dramatically over the last several years, and may vary significantly in the future. In particular, valuation swings could occur if:

•	consolidation in the wireless industry allows or requires carriers to sell significant portions of their wireless spectrum holdings;

•	a sudden large sale of spectrum by one or more wireless providers occurs; or

•	market prices decline as a result of the sale prices in FCC auctions.

In addition, the price of wireless licenses could decline as a result of the FCC’s pursuit of policies designed to increase the number of wireless licenses available in each of our markets. For example, during the past two years, the FCC auctioned additional spectrum in the 1700 MHz to 2100 MHz band in Auction #66 and the 700 MHz band in Auction #73, and has announced that it intends to auction additional spectrum in the 2.5 GHz band. If the market value of wireless licenses were to decline significantly, the value of our wireless licenses could be subject to non-cash impairment charges.

We assess potential impairments to our indefinite-lived intangible assets, including wireless licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. We conduct our annual tests for impairment of our wireless licenses during the third quarter of each year. Estimates of the fair value of our wireless licenses are based primarily on available market prices, including successful bid prices in FCC auctions and selling prices observed in wireless license transactions, pricing trends among historical wireless license transactions, our spectrum holdings within a given market relative to other carriers’ holdings and qualitative demographic and economic information concerning the areas that comprise our markets. A significant impairment loss could have a material adverse effect on our operating income and on the carrying value of our wireless licenses on our balance sheet.

Declines in Our Operating Performance Could Ultimately Result in an Impairment of Our Indefinite-Lived Assets, Including Goodwill, or Our Long-Lived Assets, Including Property and Equipment.

We assess potential impairments to our long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. We assess potential impairments to indefinite-lived intangible assets, including goodwill and wireless licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. General economic conditions in the U.S. have recently adversely impacted the trading prices of securities of many U.S. companies, including Leap, due to concerns regarding recessionary economic conditions, tighter credit conditions, the subprime lending and financial crisis, volatile energy costs, a substantial slowdown in economic activity, decreased consumer confidence and other factors. In addition, the trading prices of the securities of telecommunications companies have been highly volatile. If, in the future, the trading price of Leap common stock were to be adversely affected for a sustained period of time, due to worsening general economic conditions, significant changes in our financial performance or other factors, these events could ultimately result in a non-cash impairment charge related to our long-lived and/or our indefinite-lived intangible assets. A significant impairment loss could have a material adverse effect on our operating results and on the carrying value of our goodwill or wireless licenses and/or our long-lived assets on our balance sheet.

We May Incur Higher Than Anticipated Intercarrier Compensation Costs.

When our customers use our service to call customers of other carriers, we are required under the current intercarrier compensation scheme to pay the carrier that serves the called party, and any intermediary or transit carrier, for the use of their networks. Similarly, when a customer of another carrier calls one of our customers, that carrier is required to pay us. While in most cases we have been successful in negotiating agreements with other carriers that impose reasonable reciprocal compensation arrangements, some carriers have claimed a right to unilaterally impose what we believe to be unreasonably high charges on us. The FCC is actively considering possible regulatory approaches to address this situation but we cannot assure you that any FCC rules or regulations will be beneficial to us. The enactment of adverse FCC rules or regulations or any FCC inaction could result in carriers successfully collecting higher intercarrier fees from us, which could materially adversely affect our business, financial condition and results of operations.

The FCC also is considering making various significant changes to the intercarrier compensation scheme to which we are subject. We cannot predict with any certainty the likely outcome of this FCC proceeding. Some of the alternatives that are under active consideration by the FCC could severely increase the interconnection costs we pay. If we are unable to cost-effectively provide our products and services to customers, our competitive position and business prospects could be materially adversely affected.

If We Experience High Rates of Credit Card, Subscription or Dealer Fraud, Our Ability to Generate Cash Flow Will Decrease.

Our operating costs can increase substantially as a result of customer credit card, subscription or dealer fraud. We have implemented a number of strategies and processes to detect and prevent efforts to defraud us, and we believe that our efforts have substantially reduced the types of fraud we have identified. However, if our strategies are not successful in detecting and controlling fraud in the future, the resulting loss of revenue or increased expenses could have a material adverse impact on our financial condition and results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

The Price at Which Our Common Stock May Trade in the Public Market After This Offering May Be Lower than the Offering Price, Our Stock Price May Be Volatile, and You May Lose All or Some of Your Investment.

The trading prices of the securities of telecommunications companies have been highly volatile. Accordingly, the trading price of Leap common stock has been, and is likely to be, subject to wide fluctuations. The price at which the shares of our common stock may trade in the public market after this offering may be lower than the price at which they are sold in this offering. Factors affecting the trading price of Leap common stock may include, among other things:

•	variations in our operating results or those of our competitors;

•	announcements of technological innovations, new services or service enhancements, strategic alliances or significant agreements by us or by our competitors;

•	entry of new competitors into our markets;

•	significant developments with respect to intellectual property, securities or related litigation;

•	announcements of and bidding in auctions for new spectrum;

•	recruitment or departure of key personnel;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow Leap common stock;

•	any default under our Credit Agreement or any of the indentures governing our unsecured senior notes or convertible senior notes (and, if the concurrent secured notes offering is completed, the indenture governing the senior secured notes) because of a covenant breach or otherwise; and

•	market conditions in our industry and the economy as a whole.

General economic conditions in the U.S. have recently adversely impacted the trading prices of securities of many U.S. companies, including Leap, due to concerns regarding recessionary economic conditions, tighter credit conditions, the subprime lending and financial crisis, volatile energy costs, a substantial slowdown in economic activity, decreased consumer confidence and other factors. The trading price of Leap common stock may continue to be adversely affected if investors have concerns that our business, financial condition or results of operations will be negatively impacted by these negative general economic conditions.

We May Elect to Raise Additional Equity Capital Which May Dilute Existing Stockholders.

We may raise additional capital in the future, as market conditions permit, to enhance our liquidity and to provide us with additional flexibility to make acquisitions and pursue business opportunities and to finance activities we may elect to pursue at a significant level in addition to our current business expansion efforts. Any additional capital we raise may be significant and could consist of debt, convertible debt or equity financing from the public and/or private capital markets. To provide flexibility with respect to any future capital raising alternatives, we have filed a universal shelf registration statement with the SEC to register various debt, equity and other securities, including debt securities, common stock, preferred stock, depository shares, rights and warrants. The securities under this registration statement may be offered from time to time, separately or together, directly by us or through underwriters, at amounts, prices, interest rates and other terms to be determined at the time of any offering. To the extent that we elect to raise equity capital, this financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders. In addition, these sales could reduce the trading price of Leap common stock and impede our ability to raise future capital.

Your Ownership Interest in Leap Will Be Diluted Upon Issuance of Shares We Have Reserved for Future Issuances, and Future Issuances or Sales of Such Shares May Adversely Affect the Market Price of Leap Common Stock.

As of May 1, 2009, 70,305,601 shares of Leap common stock were issued and outstanding, and 5,843,859 additional shares of Leap common stock were reserved for issuance, including 4,635,910 shares reserved for issuance upon the exercise of outstanding stock options under our 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, as amended, 278,982 shares of common stock available for future issuance under our 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, 170,000 shares reserved for issuance upon the exercise of outstanding stock options under our 2009 Employment Inducement Equity Incentive Plan, 93,900 shares of common stock available for future issuance under our 2009 Employment Inducement Equity Incentive Plan, and 665,067 shares available for future issuance under our Employee Stock Purchase Plan.

Leap has also reserved up to 4,761,000 shares of its common stock for issuance upon conversion of its $250 million in aggregate principal amount of convertible senior notes due 2014. Holders may convert their notes into shares of Leap common stock at any time on or prior to the third scheduled trading day prior to the maturity date of the notes, July 15, 2014. If, at the time of conversion, the applicable stock price of Leap common stock is less than or equal to approximately $93.21 per share, the notes will be convertible into 10.7290 shares of Leap common stock per $1,000 principal amount of the notes (referred to as the “base conversion rate”), subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the applicable stock price of Leap common stock exceeds approximately $93.21 per share, the conversion rate will be determined pursuant to a formula based on the base conversion rate and an incremental share factor of 8.3150 shares per $1,000 principal amount of the notes, subject to adjustment. At an applicable stock price of approximately $93.21 per share, the number of shares of common stock issuable upon full conversion of the convertible senior notes would be 2,682,250 shares. Upon the occurrence of a “make-whole fundamental change” of Leap under the indenture, under certain circumstances the maximum number of shares of common stock issuable upon full conversion of the convertible senior notes would be 4,761,000 shares.

In addition, Leap has reserved five percent of its outstanding shares, which represented 3,515,280 shares of common stock as of May 1, 2009, for potential issuance to CSM on the exercise of CSM’s option to put its entire equity interest in LCW Wireless to Cricket. Under the LCW LLC Agreement, the purchase price for CSM’s equity interest is calculated on a pro rata basis using either the appraised value of LCW Wireless or a multiple of Leap’s enterprise value divided by its adjusted EBITDA and applied to LCW Wireless’ adjusted EBITDA to impute an enterprise value and equity value for LCW Wireless. Cricket may satisfy the put price either in cash or in Leap common stock, or a combination thereof, as determined by Cricket in its discretion. However, the covenants in our Credit Agreement do not permit Cricket to satisfy any substantial portion of its put obligations to CSM in cash. If Cricket elects to satisfy its put obligations to CSM with Leap common stock, the obligations of the parties are conditioned upon the block of Leap common stock issuable to CSM not constituting more than five percent of Leap’s outstanding common stock at the time of issuance. Dilution of the outstanding number of shares of Leap common stock could adversely affect prevailing market prices for Leap common stock.

We have agreed to prepare and file a resale shelf registration statement for any shares of Leap common stock issued to CSM in connection with the put, and to use our reasonable efforts to cause such registration statement to be declared effective by the SEC. In addition, we have registered all shares of common stock that we may issue under our stock option, restricted stock and deferred stock unit plan, under our employment inducement equity incentive plan and under our employee stock purchase plan. When we issue shares under these stock plans, they can be freely sold in the public market. If any of Leap’s stockholders causes a large number of securities to be sold in the public market, these sales could reduce the trading price of Leap common stock. These sales also could impede our ability to raise future capital.

Our Directors and Affiliated Entities Have Substantial Influence over Our Affairs, and Our Ownership Is Highly Concentrated. Sales of a Significant Number of Shares by Large Stockholders May Adversely Affect the Market Price of Leap Common Stock.

Our directors and entities affiliated with them beneficially owned in the aggregate approximately 22.8% of Leap common stock as of May 1, 2009. Moreover, our four largest stockholders and entities affiliated with them beneficially owned in the aggregate approximately 57.1% of Leap common stock as of May 1, 2009. These stockholders have the ability to exert substantial influence over all matters requiring approval by our stockholders. These stockholders will be able to influence the election and removal of directors and any merger, consolidation or sale of all or substantially all of Leap’s assets and other matters. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination.

Our resale shelf registration statement registers for resale 11,755,806 shares of Leap common stock held by entities affiliated with one of our directors, or approximately 16.7% of Leap’s outstanding common stock as of May 1, 2009. In addition, in connection with this offering, we have agreed to register for resale an additional 3,782,063 shares of Leap common stock held by these entities or their affiliates, which together with the shares currently registered for resale would constitute approximately 22.1% of Leap’s outstanding common stock as of May 1, 2009, as well as any additional shares of common stock that these entities or their affiliates may acquire in the future. We are unable to predict the potential effect that sales into the market of any material portion of such shares, or any of the other shares held by our other large stockholders and entities affiliated with them, may have on the then-prevailing market price of Leap common stock. If any of Leap’s stockholders cause a large number of securities to be sold in the public market, these sales could reduce the trading price of Leap common stock. These sales could also impede our ability to raise future capital.

In addition, in connection with this offering, our directors, executive officers and certain entities affiliated with one of our directors have entered into a lock-up agreement restricting the sale of their shares for no less than 90 days following the date of this prospectus supplement. However, Goldman, Sachs & Co., at any time, may release all or a portion of the common stock subject to the foregoing lock-up provisions. When determining whether or not to release shares subject to a lock-up agreement, Goldman, Sachs & Co. will consider, among other factors, the person’s or entity’s reasons for requesting the release, the number of shares for which the release is being requested and the possible impact of the release of the shares on the market price of our common stock. If the restrictions under such agreements are waived, the affected common stock may be available for sale into the market, which could reduce the market price of our common stock.

Provisions in Our Amended and Restated Certificate of Incorporation and Bylaws, under Delaware Law, or in Our Credit Agreement and Indentures Might Discourage, Delay or Prevent a Change in Control of Our Company or Changes in Our Management and, Therefore, Depress the Trading Price of Leap Common Stock.

Our amended and restated certificate of incorporation and bylaws contain provisions that could depress the trading price of Leap common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that our stockholders may deem advantageous. These provisions:

•	require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and bylaws;

•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	prohibit stockholder action by written consent, and require that all stockholder actions be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

We are also subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change in control of our company.

In addition, our Credit Agreement also prohibits the occurrence of a change of control and, under the indentures governing our senior notes and convertible senior notes, if certain “change of control” events occur, each holder of notes may require us to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of senior notes, or 100% of the principal amount of convertible senior notes, plus accrued and unpaid interest. See “Part I — Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is incorporated by reference herein.

We May Allocate the Net Proceeds From This Offering in Ways That You and Other Stockholders May Not Approve.

We intend to use the net proceeds from this offering for general corporate purposes, which could include the expansion and improvement of our network footprint, acquisitions of additional spectrum or complementary businesses and, over the longer term, the deployment of next-generation network technology. In general, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be approximately $      million, after deducting estimated discounts, commissions and offering expenses.

We intend to use the net proceeds from this offering for general corporate purposes, which could include the expansion and improvement of our network footprint, acquisitions of additional spectrum or complementary businesses and, over the longer term, the deployment of next-generation network technology. The anticipated use of the net proceeds of this offering represents our current intentions based on our present plans and business condition. The amounts and timing of our actual expenditures will depend upon numerous factors, including cash flows from operations and the anticipated growth of our business. We will retain broad discretion in the allocation and use of our net proceeds. Pending application of the net proceeds, we will invest the net proceeds in short-term, investment-grade, interest-bearing securities.

Should Cricket complete the concurrent secured notes offering, the net proceeds of that offering are estimated to be approximately $1,037.5 million, after deducting estimated issuance discounts, commissions and offering expenses. We intend to use the net proceeds from the concurrent secured notes offering to repay all amounts outstanding under our Credit Agreement (which includes a prepayment premium of approximately $17.5 million), and to pay approximately $8.1 million in connection with the unwinding of our associated interest rate swap agreements. In connection with such repayment, the Credit Agreement will be terminated. We intend to use any remaining net proceeds for general corporate purposes, which could include the expansion and improvement of our network footprint, acquisitions of additional spectrum or complementary businesses and, over the longer term, the deployment of next-generation network technology. Pending application of the net proceeds, we will invest the net proceeds in short-term, investment-grade, interest-bearing securities.

Goldman Sachs Lending Partners, an affiliate of Goldman, Sachs & Co., is a lender under the revolving credit facility under the Credit Agreement, which would be cancelled upon the repayment of all amounts outstanding under the Credit Agreement.

The completion of this offering of common stock is not contingent upon the completion of the concurrent secured notes offering and there is no guarantee that the concurrent secured notes offering will, in fact, be completed. The completion of the concurrent secured notes offering is not contingent upon the completion of this offering of common stock. This prospectus supplement and the accompanying prospectus shall not be deemed to be an offer to sell or a solicitation of an offer to buy any securities offered in the concurrent secured notes offering.

CAPITALIZATION

The following table sets forth our cash, cash equivalents, restricted cash and short-term investments and our capitalization as of March 31, 2009:

•	on an actual basis;

•	on an as adjusted basis to give effect to the application of the proceeds of this offering, after deducting our estimated discounts, commissions and offering expenses; and

•	on an as further adjusted basis to give effect to the concurrent secured notes offering, after deducting our estimated issuance discounts, commissions and offering expenses, and the repayment of all outstanding amounts under our Credit Agreement (and the payment of the prepayment premium under the Credit Agreement and amounts payable in connection with the unwinding of the associated interest rate swap agreements).

The information set forth below should be read in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	March 31, 2009
				As Further
	Actual	As Adjusted		Adjusted
	(Unaudited and in thousands)

Cash, cash equivalents and short-term investments(1)(2)(3)	$488,112	$		$

Senior secured credit facilities(4)	$875,250		$875,250		$—
Unamortized deferred lender fees(3)	(4,260)		(4,260)		—
9.375% senior notes due 2014(5)	1,116,960		1,116,960		1,116,960
10.0% senior notes due 2015	300,000		300,000		300,000
Convertible senior notes	250,000		250,000		250,000
Senior secured notes due 2016(1)	—		—		1,100,000
LCW Operations senior secured credit agreement	37,096		37,096		37,096

Total debt	$2,575,046		$2,575,046		$2,804,056

Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—		—		—
Common stock — authorized 160,000,000 shares; $.0001 par value, 70,160,914, 77,160,914 and 77,160,914 shares issued and outstanding, actual, as adjusted and as further adjusted, respectively	7		8		8
Additional paid-in capital	1,844,950
Accumulated deficit	(264,237)		(264,237)		(294,984)
Accumulated other comprehensive loss(6)	(5,123)		(5,123)		201

Total stockholders’ equity	1,575,597

Total capitalization	$4,150,643	$		$

(1)	Concurrently with this offering of common stock, Cricket is offering senior secured notes due 2016. Should Cricket complete the concurrent secured notes offering, we intend to use the net proceeds to repay all amounts outstanding under our Credit Agreement (which includes a prepayment premium of approximately $17.5 million) and to pay approximately $8.1 million in connection with the unwinding of our associated interest rate swap agreements. We intend to use any remaining net proceeds for general corporate purposes, which could include the expansion and improvement of our network footprint, acquisitions of additional spectrum or complementary businesses and, over the longer term, the deployment of next-generation network technology. Pending application of the net proceeds, we will invest the net proceeds in short-term, investment-grade, interest-bearing securities. However, the completion of this offering of common stock is not contingent upon the completion of the concurrent secured notes offering and there is no guarantee that the concurrent secured notes offering will, in fact, be completed. The completion of the concurrent secured notes offering is not contingent upon the completion of this offering of common stock. This prospectus supplement and the accompanying prospectus shall not be deemed to be an offer to sell or a solicitation of an offer to buy any securities offered in the concurrent secured notes offering. If the notes are issued with original issue discount, they will be recorded in our balance sheet at their discounted amount with the discount to be amortized over the life of the notes as interest expense.

(2)	Does not include $4.6 million of restricted cash held in reserve by us to collateralize our guarantees to perform under certain contractual obligations.

(3)	If the concurrent secured notes offering had been completed as of March 31, 2009, in connection with the prepayment of all outstanding amounts under the Credit Agreement, we would have incurred non-cash expense of (a) approximately $4.3 million with respect to unamortized deferred lender fees, (b) approximately $3.7 million with respect to debt issuance costs incurred in connection with the Credit Agreement, and (c) approximately $5.3 million with respect to the unwinding of our interest rate swap agreements with respect to approximately $355.0 million of indebtedness in connection with the termination of the Credit Agreement. In addition, we would have been required to make cash payments of (a) approximately $17.5 million with respect to the prepayment premium payable under the Credit Agreement, and (b) approximately $8.1 million in connection with the unwinding of our interest rate swap agreements. All of these charges and payments will be incurred and/or paid during the second quarter of 2009 if the concurrent secured notes offering is completed.

(4)	As of March 31, 2009, the facilities under our Credit Agreement consisted of (a) $875.3 million in outstanding principal amount of our term loan and (b) a $200 million revolving credit facility. As of March 31, 2009, we had no borrowings outstanding under our revolving credit facility. However, as of March 31, 2009, approximately $0.5 million of letters of credit were issued under our Credit Agreement and were considered as usage of the revolving credit facility. See “Part I — Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and incorporated by reference herein. There are no letters of credit currently outstanding under our Credit Agreement. If the concurrent secured notes offering is completed, we intend to repay all outstanding amounts under our Credit Agreement and to terminate the revolving credit facility thereunder.

(5)	Includes $17.0 million of unamortized premium from the additional issuance of $350.0 million aggregate principal amount of 9.375% senior notes due 2014 that were sold on June 6, 2007 at a price of 106% of the principal amount plus accrued interest from May 1, 2007. The premium is being amortized as a reduction to interest expense over the life of the 9.375% senior notes due 2014.

(6)	As adjusted to reflect $5.3 million of non-cash interest expense that would have been incurred as a result of unwinding our interest rate swap agreements with respect to $355.0 million of indebtedness in connection with the termination of the Credit Agreement.

The number of shares in the table above excludes:

•	4,639,047 shares of common stock reserved for issuance upon the exercise of outstanding stock options under our 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan at a weighted average exercise price of $44.48;

•	396,832 shares of common stock available for future issuance under our 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan;

•	64,000 shares of common stock reserved for issuance upon the exercise of outstanding stock options under our 2009 Employment Inducement Equity Incentive Plan at a weighted average exercise price of $34.09;

•	223,600 shares of common stock available for future issuance under our 2009 Employment Inducement Equity Incentive Plan;

•	665,067 shares of common stock available for future issuance under our Employee Stock Purchase Plan;

•	4,761,000 shares of common stock reserved for issuance upon conversion of the $250.0 million in aggregate principal amount of our convertible senior notes due 2014; and

•	shares reserved for potential issuance to CSM. We have reserved five percent of our outstanding common stock, which was approximately 3,508,046 shares as of March 31, 2009, for potential issuance to CSM upon the exercise of CSM’s option to put its entire equity interest in LCW Wireless to Cricket. Subject to certain conditions and, unless repaid and terminated, restrictions in our Credit Agreement, we will be obligated to satisfy the put price in cash or in shares of our common stock, or a combination of cash and common stock, in our sole discretion. See “Part I — Item 1. Business — Arrangements with LCW Wireless” in our Annual Report on Form 10-K for the year ended December 31, 2008 for additional information, which is incorporated by reference herein.

In addition, subsequent to March 31, 2009 our stockholders approved an amendment to our 2004 Stock Option, Restricted Stock and Deferred Unit Plan which increased the shares of common stock available for future issuance under such plan by 1,000,000 shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation, U.S. expatriates, partnerships or other pass-through entities, real estate investment trusts, regulated investment companies, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (or other entity treated as a partnership) for United States federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust (1) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

If we make cash or other property distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for

United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “— Gain on Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) establishing such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s United States trade or business, the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (or if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Disposition of Our Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate, however, generally will not apply to payments to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

We and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all 7,000,000 shares offered hereby.

Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

Goldman, Sachs & Co. proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, Goldman, Sachs & Co. may be deemed to have received compensation in the form of underwriting discounts. Goldman, Sachs & Co. may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman, Sachs & Co. and / or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. will need to close out any short sale by purchasing shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Purchases to cover a short position, as well as other purchases by Goldman, Sachs & Co. for its own account, may have the effect of preventing or retarding a decline in the market price of Leap’s stock, and may maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Leap, its directors and executive officers and certain stockholders have agreed with Goldman, Sachs & Co., subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period Leap issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 90-day restricted period, Leap announces that it will release earnings results during the 15-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus

Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

1.1 it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

1.2 it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and Goldman, Sachs & Co. has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our total expenses attributable to this offering will be approximately $          , excluding underwriting discounts and commissions.

We have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Goldman, Sachs & Co. may be required to make because of any of those liabilities.

Goldman, Sachs & Co. and certain of its affiliates have performed financial advisory, investment banking and commercial banking services in the ordinary course of business to us and certain of our affiliates from time to time, including in connection with our credit facilities, the issuance and sale of our common stock under certain forward sale agreements in August 2006, in connection with the issuance of our 9.375% unsecured senior notes due 2014, our 10.00% unsecured senior notes due 2015, and our 4.50% convertible senior notes due 2014, in each case for which they have received customary fees and expenses. Goldman, Sachs & Co. or its affiliates may engage in transactions with and perform services for us in the ordinary course of their business in the future.

As described in “Use of Proceeds” above, Goldman Sachs Lending Partners, an affiliate of Goldman, Sachs & Co., is a lender under the revolving credit facility under the Credit Agreement, which would be cancelled upon the repayment of all amounts outstanding under the Credit Agreement.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, San Diego, California. Certain legal matters in connection with this offering will be passed upon for Goldman, Sachs & Co. by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Leap and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Leap for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

LEAP WIRELESS INTERNATIONAL, INC.

Debt Securities
Guarantees of Debt Securities
Common Stock
Preferred Stock
Warrants to Purchase Debt Securities, Common Stock, Preferred Stock or Depositary Shares
Rights to Purchase Common Stock or Preferred Stock
Securities Purchase Contracts
Securities Purchase Units
Depositary Shares

CRICKET COMMUNICATIONS, INC.

Debt Securities
Guarantees of Debt Securities

CRICKET LICENSEE I, LLC, as guarantor
CRICKET LICENSEE (REAUCTION), LLC, as guarantor
CRICKET LICENSEE 2007, LLC, as guarantor

Guarantees of Debt Securities

We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Leap Wireless International, Inc., or Leap, may offer and sell the following securities:

•	debt securities and guarantees of debt securities;

•	common stock;

•	preferred stock;

•	warrants to purchase debt securities, common stock, preferred stock or depositary shares;

•	rights to purchase common stock or preferred stock;

•	securities purchase contracts;

•	securities purchase units; and

•	depositary shares.

Cricket Communications, Inc., or Cricket, may offer and sell debt securities and guarantees of debt securities. Each of Cricket Licensee I, LLC, Cricket Licensee (Reauction), LLC and Cricket Licensee 2007, LLC may guarantee the debt securities of Leap and Cricket.

The securities may be offered directly by us or by any selling security holder, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “About This Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 5 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING ANY SECURITIES.

Leap common stock is listed for trading on the NASDAQ Global Select Market under the symbol “LEAP.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2009.

i

ABOUT THIS PROSPECTUS

As used in this prospectus, the terms “we,” “our,” “ours” and “us” refer to Leap Wireless International, Inc., a Delaware corporation, or Leap, and its wholly owned subsidiaries, unless the context suggests otherwise. Leap is a holding company and conducts operations only through its wholly owned subsidiary Cricket Communications, Inc., a Delaware corporation, or Cricket, and Cricket’s subsidiaries.

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, Leap may sell debt securities and guarantees of debt securities; common stock; preferred stock; warrants to purchase debt securities, common stock, preferred stock or depositary shares; rights to purchase common stock or preferred stock; securities purchase contracts; securities purchase units; and depositary shares. Also under this process, Cricket may offer and sell debt securities and guarantees of debt securities, and each of Cricket Licensee I, LLC, Cricket Licensee (Reauction), LLC and Cricket Licensee 2007, LLC may guarantee the debt securities of Leap and Cricket. This prospectus only provides you with a general description of the securities that may be offered. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information” below.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, this prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current forecast of certain aspects of our future. You can generally identify forward-looking statements by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this prospectus. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. Such risks, uncertainties and assumptions include, among other things:

•	our ability to attract and retain customers in an extremely competitive marketplace;

•	the duration and severity of the current recession in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect the demand for the services we provide;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product offerings and execute effectively on our planned coverage expansion, launches of markets we acquired in the Federal Communications Commission’s, or FCC’s, auction for Advanced Wireless Services, or Auction #66, expansion of our Cricket Broadband service and other activities;

•	our ability to obtain roaming services from other carriers at cost-effective rates;

•	our ability to maintain effective internal control over financial reporting;

•	delays in our market expansion plans, including delays resulting from any difficulties in funding such expansion through our existing cash, cash generated from operations or additional capital, or delays by existing U.S. government and other private sector wireless operations in clearing the Advanced Wireless Services, or AWS, spectrum, some of which users are permitted to continue using the spectrum for several years;

•	our ability to attract, motivate and retain an experienced workforce;

•	our ability to comply with the covenants in our senior secured credit facilities, indentures and any future credit agreement, indenture or similar instrument;

•	failure of our network or information technology systems to perform according to expectations; and

•	other factors detailed in the section entitled “Risk Factors” incorporated by reference to our most recent Annual Report on 10-K, any subsequent Quarterly Reports on Form 10-Q or any Current Reports on Form 8-K we file after the date of this prospectus.

All forward-looking statements in this prospectus should be considered in the context of these risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents on our website, www.leapwireless.com. The information contained on our website is not incorporated by reference in this prospectus and any accompanying prospectus supplement and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus and any accompanying prospectus supplement incorporate important business and financial information about us that is not included in or delivered with this prospectus and any accompanying prospectus supplement. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K filed with the SEC on February 27, 2009;

•	our Current Report on Form 8-K filed with the SEC on February 17, 2009;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2008; and

•	the description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on July 1, 1998, as amended.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and any accompanying prospectus supplement and prior to the termination of the offering of securities hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, but not delivered with the prospectus. Requests for such copies should be directed to:

Leap Wireless International, Inc.
Attn: Director of Investor Relations
10307 Pacific Center Court
San Diego, California 92121
(858) 882-6000

These documents may also be accessed through our website at www.leapwireless.com or as described under the heading “Where You Can Find More Information” above. The information contained in, or that can be accessed through, our website is not a part of this prospectus and any accompanying prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

We are a wireless communications carrier that offers digital wireless services in the U.S. under the “Cricket®” brand. Our Cricket service offerings provide customers with unlimited wireless services for a flat rate without requiring a fixed-term contract or a credit check. Cricket service is offered by Cricket, a wholly owned subsidiary of Leap, and is also offered in Oregon by LCW Wireless Operations, LLC, or LCW Operations, and in the upper Midwest by Denali Spectrum Operations, LLC, or Denali Operations. Cricket owns an indirect 73.3% non-controlling interest in LCW Operations through a 73.3% non-controlling interest in LCW Wireless, LLC, or LCW Wireless, and owns an indirect 82.5% non-controlling interest in Denali Operations through an 82.5% non-controlling interest in Denali Spectrum, LLC, or Denali. LCW Wireless and Denali are designated entities under FCC regulations. We consolidate our interests in LCW Wireless and Denali in accordance with Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and we will absorb a majority of their expected losses.

Leap was formed as a Delaware corporation in 1998. Leap’s shares began trading publicly in September 1998 and we launched our innovative Cricket service in March 1999. On April 13, 2003, we filed voluntary petitions for relief under Chapter 11 in federal bankruptcy court. On August 16, 2004, our plan of reorganization became effective and we emerged from Chapter 11 bankruptcy. On that date, a new board of directors of Leap was appointed, Leap’s previously existing stock, options and warrants were cancelled, and Leap issued 60 million shares of new Leap common stock for distribution to two classes of creditors. On June 29, 2005, Leap common stock became listed for trading on the NASDAQ National Market (now known as the NASDAQ Global Market) under the symbol “LEAP.” Effective July 1, 2006, Leap common stock became listed for trading on the NASDAQ Global Select Market, also under the symbol “LEAP.” Leap conducts operations through Cricket and its subsidiaries, and Leap has no independent operations or sources of operating revenue other than through dividends, if any, from Cricket.

Our principal executive offices are located at 10307 Pacific Center Court, San Diego, California 92121 and our telephone number at that address is (858) 882-6000. Our principal websites are located at www.leapwireless.com and www.mycricket.com. The information contained in, or that can be accessed through, our websites is not a part of this prospectus and any accompanying prospectus supplement.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice and Cricket PAYGo.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or any Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for general corporate purposes, including repaying, redeeming or repurchasing debt, acquisitions, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities. We will not receive any of the proceeds from the sale of the securities offered by any selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

	Predecessor Company		Successor Company
			Five Months
	Seven Months		Ended
	Ended		December 31	Year Ended December 31,
	July 31 2004		2004	2005		2006	2007	2008

Ratio of earnings to fixed charges	63.6	x	—	1.7	x	—	—	—

These computations include Leap and its consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, “earnings” represent income (loss) before income taxes, cumulative effect of change in accounting principle, minority interests in consolidated subsidiaries and equity in net loss of investee plus fixed charges and capitalized interest, net of amounts amortized. “Fixed charges” consist of interest expense, whether expensed or capitalized, and the interest portion of rental expense inherent in our operating leases. The portion of total rental expense that represents the interest factor is estimated to be 33%. Our earnings were inadequate to cover fixed charges for the years ended December 31, 2008, 2007 and 2006 by $153.3 million, $80.9 million and $33.1 million, respectively, and for the five months ended December 31, 2004 by $2.2 million.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

This section describes the general terms and provisions of debt securities issued by Leap or Cricket and guarantees of debt securities issued by each of Leap, Cricket, Cricket Licensee I, LLC, Cricket Licensee (Reauction), LLC and Cricket Licensee 2007, LLC, as applicable. When we refer to “we,” “our” and “us” in this section, we mean Leap or Cricket, as the applicable issuer, excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Unless otherwise specified in a supplement to this prospectus, the debt securities and the guarantees will be the direct, unsecured obligations of the issuer thereof and will rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured senior or subordinated basis, jointly and severally, by guarantors, if any. The obligations of each guarantor, if any, under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. Any debt securities issued by Cricket will be fully and unconditionally guaranteed by Leap. In the event that any series of debt securities and guarantees will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities or guarantees.

The debt securities and the guarantees will be issued under one or more indentures among us, one or more trustees named in the prospectus supplement, or the trustee, and any guarantors thereto. We have summarized select portions of the indentures below. The summary is not complete. The forms of the indentures have been incorporated by reference as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indentures so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indentures.

General

The terms of each series of debt securities and guarantees will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities and guarantees will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

Leap or Cricket can issue an unlimited amount of debt securities under indentures that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;

•	if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities or the guarantees;

•	any addition to or change in the Events of Default described in this prospectus or in the indentures with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indentures with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indentures with respect to the debt securities;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indentures as it applies to that series;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	the terms, if any, of any guarantee of the payment of principal of and interest on the debt securities (including the identity of any guarantor), whether any such guarantee shall be made on a senior or subordinated basis and, if applicable, a description of the subordination terms of any such guarantee.

In addition, the indentures do not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indentures. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry securities will not be issuable in certificated form.

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indentures. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Subordination

Debt securities of a series, and any guarantees, may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries except to the extent such subsidiary is a guarantor of such series of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than Leap or Cricket) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indentures;

•	if we are not the successor person, each guarantor, unless it has become the successor person, confirms that its guarantee shall continue to apply to the obligations under the debt securities and the indentures to the same extent as prior to such merger, conveyance, transfer or lease, as applicable; and

•	certain other conditions are met.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series when due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indentures or any debt security (other than a covenant or warranty that has been included in the indentures solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indentures;

•	certain events of bankruptcy, insolvency or reorganization of Leap or Cricket, as applicable; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indentures may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indentures. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indentures provide that the trustee will be under no obligation to exercise any of its rights or powers under the indentures unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indentures or for the appointment of a receiver or trustee, or for any remedy under the indentures, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than 25% in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indentures require us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indentures. (Section 4.3) The indentures provide that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We may modify and amend the indentures with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indentures relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments;

•	waive a redemption payment with respect to any debt security; or

•	if the debt securities of that series are entitled to the benefit of the guarantee, release any guarantor of such series other than as provided in the indentures or modify the guarantee in any manner adverse to the holders. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indentures. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indentures with respect to that series and its consequences, except a default in the payment of the principal of or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.

The indentures provide that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indentures and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indentures, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants.

The indentures provide that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “— Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indentures, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indentures and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default.

In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Regarding the Trustee

The indentures provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indentures. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indentures and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The indentures and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indentures or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 10.10)

DESCRIPTION OF CAPITAL STOCK

Leap’s authorized capital stock consists of 160,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

The following summary of the rights of Leap common stock and preferred stock is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been publicly filed with the SEC. See “Where You Can Find More Information.”

Common Stock

As of February 20, 2009, there were 69,813,511 shares of common stock outstanding.

As of February 20, 2009, there were warrants outstanding to purchase 600,000 shares of Leap common stock.

As of February 20, 2009, Leap had approximately 307 record holders of Leap common stock.

Voting Rights

Holders of Leap common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of Leap common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by Leap’s board of directors out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of Leap common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.

Rights and Preferences

The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to Leap common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Leap may designate and issue in the future.

Fully Paid and Non-assessable

All outstanding shares of Leap common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Leap’s board of directors is authorized, subject to the limits imposed by the Delaware General Corporation Law, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations and restrictions. Leap’s board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by Leap’s stockholders.

Leap’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that adversely affect the voting power or other rights of Leap’s common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of delaying, deferring or preventing our change in control and may cause the market price of Leap common stock to decline or impair the voting and other rights of the holders of Leap common stock. We have no current plans to issue any shares of preferred stock. At February 20, 2009, Leap had no shares of preferred stock outstanding.

Warrants

As of February 20, 2009, there were warrants outstanding to purchase 600,000 shares of our capital stock. The warrants expire on March 23, 2009. These warrants have an exercise price of $16.83 per share and contain customary anti-dilution and net issuance provisions.

Registration Rights Agreement with Certain Stockholders

Under a registration rights agreement, as amended, certain of Leap’s stockholders have the right to require Leap to register their shares with the SEC so that those shares may be publicly resold, or to include their shares in any registration statement we file as follows:

Demand Registration Rights

At any time after June 30, 2005, any holder who is a party to the registration rights agreement and who holds a minimum of 15% of the common stock covered by the registration rights agreement, has the right to demand that we file a registration statement covering the resale of its common stock, subject to a maximum of three such demands in the aggregate for all holders and to other specified exceptions. The underwriters of any such offering will have the right to limit the number of shares to be offered except that if the limit is imposed, then only shares held by holders who are parties to the registration rights agreement will be included in such offering and the number of shares to be included in such offering will be allocated pro rata among those same parties. In addition, while we are in registration, we generally will not be required to take any action to effect a demand registration.

“Piggyback” Registration Rights

If Leap registers any securities for public sale, stockholders with registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of such shares to be included in the registration statement, except, in any underwritten offering that is not a demand registration, the number of shares held by these stockholders cannot be reduced to less than 50% of the total number of securities that are included in such registration statement.

Shelf Registration Rights

Not later than June 30, 2005, Leap was required to file with the SEC a resale shelf registration statement covering all shares of common stock held by these stockholders to be offered to the public on a delayed or continuous basis, subject to specified exceptions. Leap has filed a resale shelf registration statement pursuant to the registration rights agreement. Leap is required to use reasonable efforts to keep this registration statement continuously effective until (a) all shares of common stock registered pursuant to the registration statement have been sold; (b) such shares of common stock have been sold or transferred in accordance with the provisions of Rule 144 promulgated under the Securities Act; (c) such shares of common stock are sold or transferred (other than in a transaction under (a) or (b) above) by these stockholders in a transaction in which the rights under this registration rights agreement are not assigned; (d) such shares of common stock are no longer outstanding; or (e) such shares of common stock may be sold or transferred by these stockholders or beneficial owners of such shares pursuant to Rule 144(k).

Expenses of Registration

Other than underwriting fees, discounts and commissions, Leap will pay all reasonable expenses relating to piggyback registrations and all reasonable expenses relating to demand registrations.

Expiration of Registration Rights

The registration rights described above will terminate for a particular holder when (a) all shares of common stock registered pursuant to the resale shelf registration statement have been sold; (b) such shares of common stock have been sold or transferred in accordance with the provisions of Rule 144 promulgated under the Securities Act; (c) such shares of common stock are sold or transferred (other than in a transaction under (a) or (b) above) by these stockholders in a transaction in which the rights under this registration rights agreement are not assigned; (d) such shares of common stock are no longer outstanding; or (e) such shares of common stock may be sold or transferred by these stockholders or beneficial owners of such shares pursuant to Rule 144(k).

Registration Rights Granted to CSM in Connection with LCW Wireless Transaction

In addition, Leap has reserved five percent of its outstanding shares, which represented 3,490,676 shares of common stock as of February 20, 2009, for potential issuance to CSM Wireless, LLC, or CSM, on the exercise of CSM’s option to put its entire equity interest in LCW Wireless to Cricket. Under the amended and restated limited liability company agreement with CSM and WLPCS Management, LLC, or WLPCS, the purchase price for CSM’s equity interest is calculated on a pro rata basis using either the appraised value of LCW Wireless or a multiple of Leap’s enterprise value divided by its adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, and applied to LCW Wireless’ adjusted EBITDA to impute an enterprise value and equity value for LCW Wireless. Cricket may satisfy the put price either in cash or in Leap common stock, or a combination thereof, as determined by Cricket in its discretion. However, the covenants in our Credit Agreement do not permit Cricket to satisfy any substantial portion of its put obligations to CSM in cash. If Cricket elects to satisfy its put obligations to CSM with Leap common stock, the obligations of the parties are conditioned upon the block of Leap common stock issuable to CSM not constituting more than five percent of Leap’s outstanding common stock at the time of issuance. Dilution of the outstanding number of shares of Leap common stock could adversely affect prevailing market prices for Leap common stock.

We have agreed to prepare and file a resale shelf registration statement for any shares of Leap common stock that may be issued to CSM upon the exercise of CSM’s option to put its entire equity interest in LCW Wireless to Cricket. See “Part I — Item 1. Business — Arrangements with LCW Wireless” in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009, for additional information. Such resale shelf registration statement will cover these shares of common stock held by CSM to be offered to the public on a delayed or continuous basis, subject to specified exceptions. We will be required to keep such resale shelf registration statement effective with the SEC until (a) all such shares of common stock registered pursuant to the registration statement have been resold; or (b) all such shares of common stock may be sold or transferred pursuant to Rule 144. Other than underwriting fees, discounts and commissions, the fees and disbursements of counsel retained by CSM and transfer taxes, if any, we will pay all reasonable expenses incident to the registration of such shares.

Convertible Senior Notes

Leap has also reserved up to 4,761,000 shares of its common stock for issuance upon conversion of its $250 million in aggregate principal amount of convertible senior notes due 2014. Holders may convert their notes into shares of Leap common stock at any time on or prior to the third scheduled trading day prior to the maturity date of the notes, July 15, 2014. If, at the time of conversion, the applicable stock price of Leap common stock is less than or equal to approximately $93.21 per share, the notes will be convertible into 10.7290 shares of Leap common stock per $1,000 principal amount of the notes (referred to as the “base conversion rate”), subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the applicable stock price of Leap common stock exceeds approximately $93.21 per share, the conversion rate will be determined pursuant to a formula based on the base conversion rate and an incremental share factor of 8.3150 shares per $1,000 principal amount of the notes, subject to adjustment. At an applicable stock price of approximately $93.21 per share, the number of shares of common stock issuable upon full conversion of the convertible senior notes would be 2,682,250 shares. Upon the occurrence of a “make-whole fundamental change” of Leap under the indenture, under certain circumstances the maximum number of shares of common stock issuable upon full conversion of the convertible senior notes would be 4,761,000 shares.

Anti-takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, Credit Agreement and Indentures

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Provisions of Leap’s amended and restated certificate of incorporation and amended and restated bylaws, may have the effect of making it more difficult for a third-party to acquire, or discourage a third-party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Leap to first negotiate with us. These provisions could also limit the price that investors might be willing to pay for shares of Leap common stock. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of Leap. The amendment of any of these anti-takeover provisions would require approval by holders of at least 66 2/3% of our outstanding common stock entitled to vote on such amendment.

In particular, Leap’s certificate of incorporation and bylaws, each as amended and restated, provide for the following:

No Written Consent of Stockholders

Any action to be taken by Leap’s stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Special meetings of Leap’s stockholders may be called only by the chairman of the board of directors, the chief executive officer or president, or a majority of the members of the board of directors.

Advance Notice Requirement

Stockholder proposals to be brought before an annual meeting of Leap’s stockholders must comply with advance notice procedures. These advance notice procedures require timely notice and apply in several situations, including stockholder proposals relating to the nominations of persons for election to the board of directors. Generally, to be timely, notice must be received at our principal executive offices not less than 70 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year.

Amendment of Bylaws and Certificate of Incorporation

The approval of not less than 66 2/3% of the outstanding shares of Leap’s capital stock entitled to vote is required to amend the provisions of Leap’s amended and restated bylaws by stockholder action, or to amend provisions of Leap’s amended and restated certificate of incorporation described in this section or that are described in “Compensation Discussion And Analysis — Indemnification of Directors and Executive Officers and Limitation on Liability” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2008. These provisions make it more difficult to circumvent the anti-takeover provisions of Leap’s certificate of incorporation and our bylaws.

Issuance of Undesignated Preferred Stock

Leap’s board of directors is authorized to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables Leap’s board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Credit Agreement and Indentures

Our Credit Agreement prohibits the occurrence of a change of control and, under the indentures governing our senior notes and convertible senior notes, if a change of control occurs, each holder of the notes may require us to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the senior notes, or 100% of the principal amount of the convertible senior notes, plus accrued and unpaid interest. See “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009, for additional information.

Transfer Agent and Registrar

The transfer agent and registrar for Leap common stock is Mellon Bank Investor Services, LLC.

NASDAQ Global Select Market

Leap common stock is listed for trading on the NASDAQ Global Select Market under the symbol “LEAP.”

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

Leap may issue warrants to purchase debt securities, preferred stock or common stock or depositary shares. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Debt Warrants

Leap may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	anti-dilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants;

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants; and

•	the exercise price.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

Equity Warrants

Leap may issue warrants for the purchase of our equity securities, such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants;

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants; and

•	the exercise price.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

The particular terms of each issue of rights, the rights agreement relating to the rights and the rights certificates representing rights will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the rights;

•	the date of determining the stockholders entitled to the rights distribution;

•	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contract and Stock Purchase Units

Leap may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

Leap may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as part of units consisting of a debt purchase contract and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) Leap’s senior debt securities or subordinated debt securities, (b) Leap’s debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The debt purchase contracts may require Leap to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances, Leap may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The applicable prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

Leap may, at our option, elect to offer fractional or multiple shares of preferred stock, rather than single shares of preferred stock (to be set forth in the prospectus supplement relating to a particular series of preferred stock). In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a supplemental prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	A member of the Federal Reserve System;

•	A “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	A “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, the City of New York, where notices and demands in respect of the securities and the indentures may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indentures.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

EXPERTS

The consolidated financial statements of Leap and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Leap for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities on behalf of the registrants.

7,000,000 Shares

LEAP WIRELESS INTERNATIONAL, INC.

Common Stock

Goldman, Sachs & Co.